SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2007

TO THE STOCKHOLDERS OF SCIENTIFIC LEARNING CORPORATION:

NOTICE IS HEREBY GIVEN  that the Annual Meeting of Stockholders of SCIENTIFIC LEARNING CORPORATION, a Delaware corporation, will be held on Friday, June 1, 2007, at 10:00 a.m. local time at our principal executive office at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040 for the following purposes:

1.	To elect three directors.

2.	To approve amendments to the Certificate of Incorporation and Bylaws to declassify the Board of Directors.

3.
To approve our 1999 Equity Incentive Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 1,000,000 shares, to extend the term of this Plan to 2017, and to make other updating changes.

4.	To approve our 1999 Employee Stock Purchase Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 500,000 shares.

5.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 6, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Linda L. Carloni

LINDA L. CARLONI Vice President, General Counsel and Secretary

Oakland, California May 1, 2007

                All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 1, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Scientific Learning Corporation is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intends to mail this proxy statement and accompanying proxy card on or about May 1, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 6, 2007 will be entitled to vote at the annual meeting. On this record date, there were 17,076,471 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 6, 2007 your shares were registered directly in your name with Scientific Learning’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 6, 2007, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Election of three directors.

•	Approval of amendments to our Certificate of Incorporation and Bylaws to declassify the Board of Directors.

•
Approval of our 1999 Equity Incentive Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 1,000,000 shares, to extend the term of this Plan to 2017, and to make other updating changes.

•	Approval of our 1999 Employee Stock Purchase Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 500,000 shares.

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Scientific Learning. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, if your broker or bank offers this, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 6, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” all the other specific proposals listed above. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment, subject to compliance with applicable SEC rules.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have not engaged a third party proxy solicitor.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy. If you are not a stockholder of record, you should follow the instructions of your broker or bank. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the meeting in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•
You may, prior to the date of the annual meeting, send a written notice that you are revoking your proxy to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

If you wish to suggest a candidate to be nominated by the Board of Directors at next year’s annual meeting, you must contact the Board’s Nominating and Corporate Governance Committee no later than December 1, 2007. If you wish to submit a proposal for the annual meeting, your proposal must be submitted in writing to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040. To be considered for inclusion in next year’s proxy materials, the proposal must be submitted by January 1, 2008. Nominations for directors and proposals not to be included in the proxy materials must be submitted between February 1 and March 2, 2008. You are also advised to review our Bylaws and the Board’s Director Nominations process, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will be counted towards the total number of shares entitled to vote for each proposal (other than the election of directors), and will, therefore, have the same effect as “Against” votes. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted towards the total number of shares entitled to vote (other than regarding the proposed amendments to the Certificate of Incorporation and Bylaws).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. We believe that Proposals 1 and 5 will be considered discretionary items and that Proposals 2, 3 and 4 will be considered non-discretionary items.

How many votes are needed to approve each proposal?

•
For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•
To be approved, Proposal No. 2 (approval of amendments to our Certificate of Incorporation and Bylaws to declassify the Board of Directors) must receive a “For” vote from 66-2/3% of the outstanding shares of our Common Stock. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as an “Against” vote.

•
To be approved, Proposal No. 3 (approval of our 1999 Equity Incentive Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 1,000,000 shares, to extend the term of the Plan to 2017, and to make other updating changes) must receive a “For” vote from a majority of the shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the voting.

•
To be approved, Proposal No. 4 (approval of our 1999 Employee Stock Purchase Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 500,000 shares) must receive a “For” vote from a majority of the shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the voting.

•
To be approved, Proposal No. 5 (ratification of the selection of Ernst & Young as our independent registered public accountants for 2007) must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 17,076,471 shares outstanding and entitled to vote.

Your shares will be counted for purposes of determining the presence or absence of a quorum only if you submit a valid proxy vote (or one is submitted for you) or if you vote in person at the meeting. Abstentions and broker non-votes will also be counted towards determining whether a quorum exists. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. We plan to publish final voting results in our quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws presently provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. The Board of Directors has approved and in Proposal 2 the stockholders are asked to approve, amendments to the Certificate of Incorporation and Bylaws so that the Board will be declassified and, after a transition period, all directors will be elected each year for one year terms.

The Board is presently composed of nine members. There are three directors in the class whose term of office expires in 2007. Of the nominees for election to this class, all are currently directors and were previously elected by the stockholders. If elected at the Annual Meeting,

•
Assuming that Proposal 2 is adopted by the necessary vote, each of the nominees will serve until the 2008 annual meeting and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

•
Assuming that Proposal 2 is not adopted by the necessary vote, each of the nominees will serve until the 2010 annual meeting and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Except as otherwise required by applicable law, vacancies on the Board may be filled only by a majority of the remaining directors. Presently, a director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. If Proposal 2 is adopted by the stockholders, a director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the 2008 annual meeting and until such director’s successor is elected and qualified.

Our policy is to invite all directors to attend the Annual Meetings of the stockholders, but their attendance is not required. Mr. Bowen attended the 2006 Annual Meeting. Historically, few if any stockholders other than employees have attended the Annual Meeting in person.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting, with ages shown as of March 31, 2007.

NOMINEES FOR ELECTION AT THE 2007 ANNUAL MEETING

Robert C. Bowen, age 65, joined us as Chairman and Chief Executive Officer in June 2002. From 1989 to 2001, he served as a senior executive and officer of National Computer Systems, a provider of educational assessment and administrative software and services. His last assignment there, from 1995 to 2001, was as President of NCS Education, a provider of enterprise software for K-12 school districts. NCS was acquired by Pearson, PLC, in 2000. After retiring from NCS in 2001, Mr. Bowen consulted for various businesses in education prior to joining us. Previously, Mr. Bowen held senior executive positions with other education and publishing companies, including seventeen years with McGraw-Hill. Early in his career, Mr. Bowen was a high school math teacher, a coach, and a school district administrator. Mr. Bowen received his bachelor’s and master’s degrees from the University of Tennessee, Chattanooga.

Joseph B. Martin, MD, PhD, age 68, became a member of our Board of Directors in July 2000. He has served as the Dean of the Faculty of Medicine and Caroline Shields Walker Professor of Neurobiology and Clinical Neuroscience at Harvard Medical School since 1997. From 1993 to 1997, Dr. Martin was the Chancellor of UCSF. Since 1997, he has served as trustee of the Massachusetts Biomedical Research Corporation. Dr. Martin is a member of the Institute of Medicine of the National Academy of Sciences. Dr. Martin also serves as a director of Cytyc Corporation and Baxter International Inc. He holds a BS from Eastern Mennonite College, an MD from the University of Alberta and a PhD in Anatomy from the University of Rochester.

Edward Vermont Blanchard, Jr., age 55, joined us as a director in November 2002. Since December 2004, Mr. Blanchard has been a Senior Advisor to Bear Stearns merchant banking, the private equity affiliate of the Bear Stearns Companies Inc. Mr. Blanchard is also a member of the Board of Directors of Ironshore Inc., a Bermuda-based specialty property/casualty insurance company. From 1986 through 1999, Mr. Blanchard worked in investment banking for Merrill Lynch & Co., from 1990 through 1999 as a Managing Director specializing in mergers and acquisitions for financial institutions. Mr. Blanchard is a Trustee of the American Folk Art Museum and the Yorkville Common Pantry. Mr. Blanchard holds a BA from Harvard College and an MBA from the University of North Carolina at Chapel Hill.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Dr. Michael M. Merzenich, age 64, is one of our founders. He has been a director since inception and served as our Chief Scientific Officer from November 1996 to January 2003. During 1996, Dr. Merzenich served as our CEO and President. During 1997, Dr. Merzenich worked full-time with us during a sabbatical from his faculty position at the University of California, San Francisco (“UCSF”). Since 1971, Dr. Merzenich has been a member of the faculty, and since 1980 a full professor, in Neuroscience, Physiology, Biomedical Engineering and Otolaryngology at UCSF. He is currently the Francis A. Sooy Professor of Otolaryngology at UCSF. During 2004, Dr. Merzenich was on sabbatical from UCSF and worked full-time with Posit Science Corporation, which has licensed certain technology from us and is developing neuroscience based products for healthcare applications. Dr. Merzenich is presently the Chief Scientific Officer and a member of the Board of Directors of Posit. Dr. Merzenich has more than 25 years of experience in managing large, multidisciplinary brain science/behavior/engineering research projects that have led to commercial products and numerous publications and awards. In May 1999, Dr. Merzenich was elected a member of the National Academy of Sciences for distinguished and continuing achievements in original research. Dr. Merzenich holds a BS in General Science from the University of Portland and a PhD in Physiology from The Johns Hopkins University, with additional training from the University of Wisconsin.

Rodman W. Moorhead III, age 63, has been a director since June 1998, and is our lead Director. Mr. Moorhead is retired from Warburg Pincus, a global private equity firm (or its predecessors), where he was employed since 1973. His last position at Warburg Pincus was as Senior Advisor and Managing Director. Mr. Moorhead was nominated to our Board in accordance with rights held by Warburg Pincus Ventures (“Ventures”), relating to an equity agreement. As long as Ventures owns a requisite percentage of outstanding shares of common stock, the Board must nominate Mr. Moorhead, or another individual designated by Ventures and reasonably acceptable to the Board, and use its best efforts to cause Mr. Moorhead or such other individual to be elected to the Board. Mr. Moorhead is a director of Coventry Health Care, Inc. He is Chairman of the Board of The Taft School, a member of the Overseers’ Committee on University Resources at Harvard College, Co-Chairman of Stroud Water Research Center, and trustee of the Brandywine Conservancy. Mr. Moorhead holds an AB in Economics from Harvard College and an MBA from Harvard Business School.

David W. Smith, age 62, became a member of our Board of Directors in July 2004. Mr. Smith currently serves as Executive Chair at Plato Learning, Inc., a publicly held educational software company. Before being appointed Executive Chair, he served Plato as the Interim CEO from November 2004 to March 1, 2005, and before that, as a Business Consultant. From September 2000 to December 2002, Mr. Smith was Chief Executive Officer of NCS Pearson, a provider of products, services and technologies to customers in education, government, and business. He also served as President of the NCS Assessment and Testing Services from April 1988 to September 2000. Prior to NCS, Mr. Smith was a senior executive with McGraw Hill Corporation’s Training Systems and College Divisions which publish professional, technical and scholarly books and materials. Mr. Smith serves on the Boards of Directors of Capella Education Company, Inscape Publishing, and Plato Learning. Mr. Smith holds an MBA from the University of Iowa, as well as a BA and MA from Southern Illinois University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Ajit M. Dalvi, age 64, has been a director since July 2000. He is a former senior media executive and recognized cable industry expert in business, marketing and branding strategy, and is currently a business consultant. He joined Cox Communications in 1982 as its first Marketing Director. He served for 17 years on Cox’s senior management team and retired as the Senior Vice President for Strategy and Programming in June 1999. Mr. Dalvi holds a BA from the University of Bombay and an MBA from the Indian Institute of Management.

Carleton A. Holstrom, age 71, is one of our founders and has been a director since February 1996. From February 1996 to January 1997, Mr. Holstrom also served as our Chief Financial Officer. Mr. Holstrom retired in 1987 as Senior Vice President-Finance of The Bear Stearns Companies. He is a director of Protalex, Inc., a development stage biopharmaceutical drug development company, and of the Custodial Trust Company, and a trustee, overseer or director of a number of non-profit organizations. Mr. Holstrom has served as a member of the Board of Trustees and Board of Governors of Rutgers, the State University of New Jersey, including as chairman and vice-chairman of both. For more than five years, until 2005, he was a member of the Board of Overseers of the College of Letters and Sciences at the University of Wisconsin at Madison. Mr. Holstrom holds a BS in Economics from the University of Wisconsin at Madison and an MA in Economics from Rutgers.

Dr. Paula A. Tallal, age 59, is one of our founders. She has served as a director since inception. She also served as our Executive Vice President from January 1996 until December 2000 and as Chairman of the Board of Directors from January 1996 until November 2000. During 1997, Dr. Tallal worked full-time with us during a sabbatical from her faculty position at Rutgers; she continues to consult with us pursuant to a consulting agreement. Dr. Tallal also consults for Posit Science Corporation, which has licensed certain technology from us. Since 1988, Dr. Tallal has served as co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers. In 2001, Dr. Tallal was named a Board of Governors Professor in Neuroscience by Rutgers University. Dr. Tallal is an active participant in many scientific advisory boards and governmental committees for both developmental language disorders and learning disabilities. Dr. Tallal has over 25 years experience managing multi-site, multi-disciplinary federally funded contracts and grants that have resulted in over 150 publications, as well as national and international honors. Dr. Tallal holds a BA in Art History from New York University and a PhD in Experimental Psychology from Cambridge University with additional training from The Johns Hopkins University.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all relevant transactions and relationships between each director, or certain of his or her family members, and us, our senior management and our independent auditors, the Board affirmatively has determined that Mr. Blanchard, Mr. Dalvi, Mr. Holstrom, Dr. Martin, Mr. Moorhead and Mr. Smith are independent directors within the meaning of the applicable Nasdaq listing standards. In connection with the independence determination, the following relationships between the Company and the directors determined to be independent were considered:

•	Mr. Holstrom is one of our founders, and from February 1996 to January 1997, Mr. Holstrom served as our Chief Financial Officer.

•	Mr. Dalvi has a consulting relationship with a vendor from which we purchased market research services in 2006 at a price of less than $30,000.

•
Until his recent retirement, Mr. Moorhead was affiliated with the Warburg Pincus entities, one of which is our largest shareholder. In 2001, WPV, Inc, a Warburg Pincus entity, provided a guaranty for a $15 million line of credit for us. In consideration of the guaranty, we issued WPV a warrant to purchase 1,375,000 shares of our common stock with an exercise price of $8.00, expiring March 9, 2008. The estimated value of the warrants was $3.6 million as of the date of issuance. The guaranty was secured by a security interest in our assets. After several amendments, the guaranty and a subsequent letter of credit, expired in July 2004. Also in 2001, Warburg Pincus purchased 4,000,000 shares of our common stock at a purchase price of $1.25 per share in a private placement.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met five times during the last fiscal year. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively, except for Dr. Martin, who attended 56% of such meetings.

Robert C. Bowen, our CEO, is also presently the Chair of our Board. Our corporate governance principles provide that when the CEO is the Chair of the Board, the Board will also elect a Lead Director from the independent members of the Board. Currently, Rodman W. Moorhead, III is our Lead Director.

Our Board has five committees: an Audit Committee, a Compensation Committee, a Marketing Committee, a Nominating and Corporate Governance Committee, and a Science and Research Committee. The following table provides membership and meeting information for 2006 for each of the Board committees:

Director	Audit Committee	Compensation Committee	Marketing Committee	Nominating and Corporate Governance Committee	Science and Research Committee

Robert C. Bowen			Member	Ex-officio

Edward Vermont Blanchard, Jr.	Chair

Ajit Dalvi	Member		Chair		Member

Carleton A. Holstrom	Member	Member		Member

Joseph B. Martin, MD					Chair

Michael M. Merzenich					Member

Rodman W. Moorhead III		Chair		Chair

David W. Smith		Member	Member	Member

Paula A. Tallal			Member	Member	Member

Total meetings in 2006	6	5	4	3	4

Below is a description of each committee of the Board of Directors. The charter of each committee can be found at our corporate website, on the World Wide Web, at scientificlearning.com/corporategovernance.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. To achieve this, the Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm (the “Auditors”); determines and approves the engagement of the Auditors; determines whether to retain or terminate the existing Auditors or to appoint and engage new Auditors; reviews and approves the retention of the Auditors to perform any proposed permissible non-audit services; pre-approves all compensation to be paid to the Auditors; confers with management and the Auditors regarding the scope, quality and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discusses with management and the Auditors the results of the annual audit and our quarterly financial statements.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Blanchard and Mr. Holstrom each qualifies as an “audit committee financial expert,” as defined in applicable SEC rules, based on a qualitative assessment of their knowledge and experience.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors oversees our compensation policies, plans and programs. The Compensation Committee reviews and approves our overall compensation strategy, including corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; considers the recommendation of our Chief Executive Officer and makes all determinations with respect to the compensation and other terms of employment of the other executive officers; makes recommendations to the full Board with respect to compensation of the members of the Board of Directors; and administers our employee equity plans. The Committee also has a Single Person Equity Grant Committee, which is composed of Mr. Bowen and may award equity grants to employees who are not officers, subject to numerical limits and other parameters established by the Compensation Committee from time to time. The Board of Directors has determined that all members of our Compensation Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

MARKETING COMMITTEE

The Marketing Committee of the Board of Directors provides oversight of our marketing strategy and its implementation. The Marketing Committee assists in defining our strategic marketing goals and objectives, reviews our marketing strategy, plan, resources and research, offers advice and counsel with respect to marketing staffing and organization, and reviews and advises on our business model.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process and our corporate governance functions. The Committee has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors, consistent with criteria approved by the Board. The Committee recommends to the Board candidates for election to the Board of Directors, makes recommendations to the Board regarding the membership of the committees of the Board, and assesses the independence of directors. The Board has determined that Mr. Holstrom, Mr. Moorhead and Mr. Smith are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards; Dr. Tallal is not independent. Mr. Bowen serves on the Committee in an advisory, non-voting capacity.

The Board has established guidelines for evaluating nominees for director. The qualifications that the Board seeks include: the highest standards of personal and professional ethics and integrity; demonstrated excellence and leadership in the candidate’s field of endeavor; commitment to, and experience and expertise in, strategic and independent thinking; and a demonstrated ability to ask critical questions and to exercise sound business judgment. The Board seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board experience or knowledge in one or more fields that contributes to the effectiveness of the Board. The Board also considers the candidate’s commitment to staunchly representing the long-term interests of our stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities and to serve on the Board for at least five years. The Board may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and management, business contacts of Committee members and other directors, recommendations from the Company’s stockholders (as further described below), and such other sources as the Committee believes appropriate. The Committee may also retain a search firm if the Committee believes that to be appropriate. The Committee will consider the general guidelines summarized above, the current composition of the Board, which areas of qualification and expertise would best enhance the composition of the Board, the experience, expertise and other qualifications of candidates, the number of other commitments of candidates, whether the candidate would qualify as independent under applicable rules, and such other considerations as the Committee believes to be appropriate. The Committee has the flexibility to determine the most appropriate interviewing and referencing process. The Committee recommends nominees to the independent members of the Board. A majority of the independent members of the Board select the nominees. These nominations are then submitted for ratification by the full Board.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. To date, the Committee has not received any director nominee from stockholders, other than from stockholders who are currently represented on the Board. The Committee evaluates all recommended candidates, in the same manner and using the same minimum criteria (set forth above), whether the candidate was recommended by a stockholder, the board or otherwise. The Committee will also evaluate whether candidates recommended by stockholders are identified with any particular issue to such an extent that the candidate’s ability to effectively represent all of the stockholders on a broad variety of issues might be compromised. Stockholders who wish to recommend individuals for consideration by the Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at our principal executive office at least six months before the next annual meeting. Submissions must include the candidate’s name, contact information and biographical information; a description of any relationships between the stockholder making the suggestion and the candidate; any information that would be required to be disclosed about the candidate in the proxy statement if the candidate is nominated by the Board; the candidate’s consent to a background review by the Committee and to being included in the proxy statement if nominated; and the name and contact information of the stockholders who recommended the nominee, and the number of shares of our stock held by those stockholders.

SCIENCE AND RESEARCH COMMITTEE

The Science and Research Committee of the Board provides guidance and oversight with respect to our scientific and research activities and reviews and approves our strategy and policy on scientific and research matters. The Committee reviews our research plans, ongoing research projects, interactions with academic and independent research organizations, research resources, and presentation of the results of research. The Committee also provides input on emerging science that may impact our products and market and reviews our policies on research matters, including policies relating to ethics, research misconduct, and human subjects.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board has adopted a formal process by which stockholders may communicate with the Board or any director. This information is available on our website on the World Wide Web at scientificlearning.com/corporategovernance.

CODE OF ETHICS

We have adopted the Scientific Learning Corporation Policies on Business Ethics, which apply to all officers, directors and employees. The policies are available on our website at the address stated above. If we make any substantive amendments to these Policies or grants any waiver from the Policies to any executive officer or director, the Board must approve such waivers or amendments. As required by law, within four business days of any amendment to or waiver of these policies that applies to an executive officer, we will disclose the nature of the amendment or waiver on our website or in a Form 8-K.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. In fulfilling its oversight responsibilities, the Audit Committee reviews the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2006 with management. In addition, the Audit Committee discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee has also received and reviewed the written disclosure letter from Ernst & Young LLP regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed the independence of Ernst & Young LLP with them.

Based upon this review and discussion, the Audit Committee has recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2006 be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

From the members of the Audit Committee of Scientific Learning Corporation.

Edward Vermont Blanchard, Jr., Chair
Ajit M. Dalvi
Carleton A. Holstrom

PROPOSAL 2

AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS
TO DECLASSIFY THE BOARD OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws currently provide for the classification of the Board of Directors into three classes designated as Class I, Class II and Class III, with the term of office of each class being three years. Our Board of Directors has approved, and recommends your approval of, amendments to the Certificate of Incorporation and the Bylaws that would provide for the phased-in elimination of the classification of the Board and result in the annual election of all directors to one-year terms.

These amendments are the result of the ongoing review of our corporate governance policies by our Nominating and Corporate Governance Committee and our Board. In making its recommendation, the Board and the Committee considered carefully the advantages of both classified and declassified board structures. A classified board of directors can promote continuity and enhance the stability of the board, encourage a long-term perspective on the part of directors and reduce a company’s vulnerability to coercive takeover tactics. The Board recognized these advantages but concluded that they were outweighed by the advantages of the stockholders’ ability to evaluate all directors annually and of our adoption of a structure that is considered by many investors to be a “best practice” in corporate governance.

Under the proposed amendments, all directors standing for election would be elected for one-year terms as follows:

•
The three directors elected at the 2007 Annual Meeting will be elected for a term expiring at the 2008 Annual Meeting and until their successors are elected and qualified. The six directors not standing for election at the 2007 Annual Meeting will complete the remaining portions of their three-year terms.

•	At the 2008 Annual Meeting, six directors will stand for election, and will be elected for a term expiring at the 2009 Annual Meeting and until their successors are elected and qualified.

•	Starting with the 2009 Annual meeting, all nine directors will stand for election, and will be elected for a term of one year, and until their successors are elected and qualified.

•	Any director elected to fill a vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, will hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.

If the proposed amendment is not approved by stockholders, the Board will retain its current classified structure, and the directors elected at the 2007 Annual Meeting will be elected for a three-year term expiring in 2010. All other directors will continue in office for the remainder of their full three-year terms, subject to their early retirement, resignation, removal or death.

The proposed amendments to our Amended and Restated Certificate of Incorporation and Bylaws are set forth in Appendix 1 to this Proxy Statement with deletions indicated by strikeouts and additions indicated by underlining.

Vote Required

Approval of this proposal requires the affirmative vote of 66 2/3% of the outstanding shares of our common stock entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF PROPOSAL 2

PROPOSAL 3

APPROVAL OF THE 1999 EQUITY INCENTIVE PLAN, AS AMENDED

Most of our compensatory equity grants made to date have been made under our 1999 Equity Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, we have granted incentive and nonqualified stock options to employees, directors and consultants, granted stock awards to directors in payment of director fees, and granted restricted stock units to employees. As of March 20, 2007, awards (net of canceled or expired awards) covering an aggregate of 5,299,595 shares of our Common Stock had been granted under the Incentive Plan. 193,071 shares of Common Stock (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of awards) remained available for future grant under the Incentive Plan.

In March 2007, subject to stockholder approval, the Board of Directors adopted amendments to the Incentive Plan as summarized below:

•
To increase the number of shares authorized under the Incentive Plan by 1,000,000 shares, for a total of 6,492,666 shares. The Board believes that equity incentive compensation remains an important element of our overall compensation strategy, and that additional shares are needed to enable us to continue to attract, retain and motivate the talent we need to execute our growth plans.

•
To extend the term of the Incentive Plan to March 2017. The Incentive Plan presently expires in March 2009. The Board believes that equity compensation will remain important to us after 2009, and that, since the Plan is now being submitted to stockholders to increase the number of shares authorized, this is an appropriate and efficient time to approve this extension.

•
To change the definition of fair market value of the Common Stock under the Incentive Plan (when the Common Stock is publicly traded on an established market) from the closing price on the date prior to the grant date to the closing price on the grant date. The Board believes that this new definition is an improvement because it corresponds to emerging best practices.

•
To permit the net exercise of options that may be granted in the future under the Incentive Plan. Net exercise permits an optionee to direct us to withhold shares upon the exercise of the option to pay the exercise price, so that on exercise the optionee receives shares equal in value only to the “spread” – the difference between the market value of the shares exercised on the date of exercise and the option exercise price. The Board believes that permitting this additional flexibility is a valuable addition to our option program.

•
To clarify that upon certain corporate transactions, an adjustment in the shares and exercise prices under the Incentive Plan is mandatory rather than permissive. This changes is intended to avoid potential problems in valuing options under recent accounting interpretations.

Stockholders are requested in this Proposal 3 to approve the Incentive Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Incentive Plan. If the Incentive Plan, as amended, is not approved, only 193,071 shares (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of awards) will be available for future grant under the Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

A COPY OF THE INCENTIVE PLAN, AS AMENDED, IS ATTACHED AS APPENDIX 2 TO THESE PROXY MATERIALS. THE ESSENTIAL FEATURES OF THE INCENTIVE PLAN, AS AMENDED, ARE OUTLINED BELOW:

GENERAL

The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonuses, restricted stock units and restricted stock purchase awards (collectively “awards”). Incentive stock options granted under the Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. Stock appreciation rights granted under the Incentive Plan may be tandem rights, concurrent rights or independent rights. See “Federal Income Tax Information” for a discussion of the tax treatment of awards. To date, we have granted stock options, stock bonuses and restricted stock units under the Incentive Plan. On March 20, 2007, the closing price of our Common Stock as reported on the Nasdaq Global Market was $6.96 per share.

PURPOSE

The Board adopted the Incentive Plan to assist us in retaining the services of employees, directors and consultants, in securing and retaining the services of persons capable of filling such positions and in providing incentives for those persons to exert maximum efforts for our success. All of our approximately 200 employees, as well as our directors and consultants and those of our affiliates, are eligible to participate in the Incentive Plan.

ADMINISTRATION

The Board has delegated administration of the Incentive Plan to the Compensation Committee of the Board. Except as described below and subject to the provisions of the Incentive Plan, the Compensation Committee has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. A Single-Person Equity Grant Committee, composed of Mr. Bowen, our CEO, is authorized to grant equity awards to non-officer employees and consultants, subject to parameters established by the Compensation Committee. As used herein with respect to the Incentive Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the Compensation Committee must be “outside directors.” The Incentive Plan provides that, in the Board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from Compensation Committee directors who are (i) our current employees or employees of an affiliate; (ii) former employees of us or an affiliate receiving compensation for past services (other than benefits under tax-qualified pension plan); (iii) current and former officers of us or an affiliate; (iv) directors currently receiving direct or indirect remuneration from us or an affiliate in any capacity (other than as a director); and (v) any other person who is otherwise not considered an “outside director” for purposes of Section 162(m).

STOCK SUBJECT TO THE INCENTIVE PLAN

Subject to stockholder approval of this Proposal, 6,492,666 shares of Common Stock are reserved for issuance under the Incentive Plan, less any shares that may be subject to awards or issued under our Milestone Equity Incentive Plan. The Milestone Plan is substantially similar to the Incentive Plan, but in some circumstances provides more flexibility with respect to the vesting schedule and the exercise price of options. To date, no options or other awards have been granted under the Milestone Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again become available for issuance under the Incentive Plan.

ELIGIBILITY

Incentive stock options and related stock appreciation rights may be granted under the Incentive Plan only to our employees and employees of our affiliates. Our employees, directors, and consultants and those of our affiliates are eligible to receive all other types of awards under the Incentive Plan.

No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of us or any affiliate of us, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other stock compensation maintained by us and our affiliates) may not exceed $100,000.

No employee may be granted during any calendar year options and stock appreciation rights exercisable for more than 1,400,000 shares of Common Stock under the Incentive Plan (the “Section 162(m) Limitation”).

DEFINITION OF FAIR MARKET VALUE

Under the Incentive Plan, subject to the approval of this Proposal 3 by the stockholders, if the Common Stock is traded on a stock exchange, Nasdaq market, or the OTC bulletin board, the fair market value of the stock for purposes of the Incentive Plan is the closing price of the stock on that market on the day that fair market value is being measured, or if there is no closing sales price for that day, on the immediately prior trading day on which there was a closing sales price. Prior to this amendment, in these circumstances fair market value was the closing price of the stock on that market on the trading day prior to date of the determination (or if no sales were reported, the closing bid). If the Common Stock is not publicly traded as described above then fair market value is determined in good faith by the Board.

TERMS OF OPTIONS

The following is a description of the permissible terms of options granted under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment.  The exercise price of an option may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), the exercise price of an incentive stock option may not be less than 110% of such fair market value.

The exercise price of options granted under the Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of our Common Stock, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board. In addition, under the “net exercise” arrangement that is subject to approval in this Proposal 3, an optionee may direct us to withhold shares upon the exercise of the option to pay the exercise price, so that on exercise the optionee receives shares equal in value to the difference between the market value of the shares exercised on the date of exercise and the option exercise price.

Option Exercise.   Options granted under the Incentive Plan may become exercisable in cumulative increments (“vest”) as determined by the Board. Shares covered by currently outstanding employee options under the Incentive Plan generally vest at the rate of 1/48th per month during the participant’s employment by us or an affiliate (collectively, “service”). Different vesting schedules, including fully vested options, have been used for directors and consultants and from time to time for employees. Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be vested or exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant, by delivering shares of our Common Stock that are already owned by the optionee, or by a combination of these means.

Term.   The maximum term of options under the Incentive Plan is 10 years, except that in certain cases (see “Eligibility”) the maximum term may be five years. Options under the Incentive Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service. Shares subject to options that expire without being exercised are forfeited.

TERMS OF RESTRICTED STOCK UNITS

Consideration for Units. When a restricted stock unit is granted under the Incentive Plan, the Board determines the consideration to be paid, if any upon delivery of the Common Stock subject to the restricted stock unit. Such consideration may be paid in any form permitted by law. To date, restricted stock units granted have not required any consideration to be paid for the Common Stock.

Vesting.   Restricted stock units under the Incentive Plan may, but need not be, subject to a vesting schedule, such that shares of Common Stock will become issuable on settlement of the units in installments, in accordance with a schedule as determined by the Board. To date, our restricted stock units have vested over approximately four years in installments, with 25% vesting one year after the vesting commencement date and 12.5% vesting every six months over the next 36 months. Shares covered by restricted stock units granted in the future under the Incentive Plan may be subject to different vesting terms. Upon a participant’s termination of service with us, generally any portion of a restricted stock unit grant that has not vested is forfeited.

Settlement.   Restricted stock unit awards under the Incentive Plan are denominated in shares of Common Stock and settled by the delivery of those shares. To date all restricted stock unit awards are denominated in Common Stock on a one-for-one basis.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

Payment.   The Board determines the purchase price under a restricted stock purchase agreement, subject to the general limitation that the price be not less than 85% of the fair market value of the stock. The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan must be paid at the time of purchase either in cash at or at the discretion of the Board, (i) by delivery of shares of our Common Stock that are already owned by the participant, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board. The Board may award stock bonuses in consideration of past services without a purchase payment.

Vesting.   Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to our repurchase option in accordance with a vesting schedule as determined by the Board.

STOCK APPRECIATION RIGHTS

The Incentive Plan authorizes three types of stock appreciation rights.

Tandem Stock Appreciation Rights.  Tandem stock appreciation rights are tied to an underlying option and require the participant to elect whether to exercise the underlying option or to surrender the option for an appreciation distribution equal to the market price of the vested shares purchasable under the surrendered option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of tandem stock appreciation rights may, at the Board’s discretion, be made in cash, in shares of stock, or in a combination of cash and stock.

Concurrent Stock Appreciation Rights.  Concurrent stock appreciation rights are tied to an underlying option and are exercised automatically at the same time the underlying option is exercised. The participant receives an appreciation distribution equal to the market price of the vested shares purchased under the option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of concurrent stock appreciation rights may, at the Board’s discretion, be made in cash, in shares of stock, or in a combination of cash and stock.

Independent Stock Appreciation Rights.  Independent stock appreciation rights are granted independently of any option and entitle the participant to receive upon exercise an appreciation distribution equal to the market price of a number of shares equal to the number of share equivalents to which the participant is vested under the independent stock appreciation right less the fair market value of such number of shares of stock on the date of grant of the independent stock appreciation right. Appreciation distributions payable upon exercise of independent stock appreciation rights may, at the Board’s discretion, be made in cash, in shares of stock or a combination thereof.

RESTRICTIONS ON TRANSFER

A participant may not transfer an incentive stock option other than by will or by the laws of descent and distribution, and during the lifetime of the participant, only the participant may exercise an incentive stock option. A participant may not transfer nonstatutory stock options other than by will or by the laws of descent and distribution, or if the option agreement so provides, to certain family members or other related entities. Shares subject to repurchase by us under an early exercise stock purchase agreement or a restricted stock purchase agreement, rights under a stock bonus agreement, restricted stock units (prior to settlement) and stock appreciation rights are generally not transferable.

ADJUSTMENT PROVISIONS

Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend or stock split, subject to the approval of this Proposal 3, will result in a change in the class and number of shares of Common Stock subject to the Incentive Plan and outstanding awards. In that event, the Incentive Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Incentive Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the class, number of shares and price per share of Common Stock subject to such awards.

EFFECT OF CERTAIN CORPORATE EVENTS

The Incentive Plan provides that, in the event of our dissolution or liquidation, the sale of substantially all of our assets, specified types of merger, or other corporate reorganization (each, a “change in control”), any surviving corporation will be required to either assume awards outstanding under the Incentive Plan or substitute similar awards for those outstanding under the Incentive Plan. If any surviving corporation declines to assume outstanding awards or to substitute similar awards, then, with respect to participants whose service has not terminated, the vesting and the time during which such awards may be exercised will be accelerated and the awards will terminate if the participants do not exercise them before the change in control. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, subject to the approval of this Proposal 3, the Incentive Plan will terminate on March 8, 2017. Without this amendment, the Incentive Plan would have expired May 17, 2009.

The Board may also amend the Incentive Plan at any time or from time to time; however, no amendment will be effective unless approved by our stockholders within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Incentive Plan to satisfy Section 422 of the Code, if applicable, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any securities exchange listing requirements); (ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the Incentive Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

The following is a summary of the effect of U.S. federal income taxation on the Incentive Plan participants and us. This summary does not discuss the income tax laws of any other jurisdiction in which the participant may reside.

Incentive Stock Options.  Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option; however, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through the exercise of an incentive stock option for at least two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss equal to the difference between the sales price and the exercise price of the stock.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain upon the disqualifying disposition will be a capital gain, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences:

There are no tax consequences to the participant or us by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed upon receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules apply to participants who acquire stock subject to repurchase options who are subject to Section 16(b) of the Exchange Act.

Restricted Stock Units; Stock Appreciation Rights.  No taxable income is realized upon the receipt of a restricted stock unit or stock appreciation right, but upon vesting of the restricted stock units (and delivery of the Common Stock for the vested units) or exercise of the stock appreciation right , the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in that year. Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments or from the payment made on exercise of the stock appreciation right an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, we will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the amount recognized as ordinary income upon acquisition of the stock. Such capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Potential Limitation on Deductions.  Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. Compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Compensation attributable to restricted stock units, restricted stock and stock bonuses will qualify as performance-based compensation only if: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount--or formula used to calculate the amount--payable upon attainment of the performance goal). To date our stock bonuses and restrict stock units do not meet the criteria required to be considered performance-based compensation under Section 162(m).

Deferred Compensation. Restricted stock unit awards are generally subject to the requirements of Code Section 409A. If Section 409A is violated, the fair market value of the restricted stock units will be subject to income tax immediately and to penalties equal to (i) 20% of the amount that is deemed to be deferred compensation and (ii) interest at a specified rate on the under-payment of tax that would have occurred if the restricted stock unit had been taxed in the year it was first deemed to be deferred compensation. Restricted stock unit awards granted under the Incentive Plan are intended to be exempt from Section 409A pursuant to the Section 409A short-term deferral rule.

NEW INCENTIVE PLAN BENEFITS

New plan benefits, if any, to any individual are not determinable as no new equity grants have been made under the Incentive Plan that are subject to the amended provisions of the Incentive Plan. However, equity grants made to the Named Executive Officers during 2006 are reflected in the Grants of Plan Based Awards table on page 32.

PROPOSAL 4

APPROVAL OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

Since 1999, we have had in place our 1999 Employee Stock Purchase Plan (“Purchase Plan”). The Purchase Plan is intended to be a tax-qualified plan under Section 423 of the Code. There are presently 700,000 shares of Common Stock reserved for issuance under the Purchase Plan. As of March 20, 2007 an aggregate of 617,676 shares of our Common Stock had been purchased under the Purchase Plan and 82,324 shares of Common Stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan.

In March 2007, subject to stockholder approval, the Board of Directors adopted an amendment to the Purchase Plan increasing the number of shares authorized under the Purchase Plan by 500,000 shares, for a total of 1,200,000 shares. Most of the shares that remain available under the Purchase Plan are expected to be purchased in the next scheduled purchase in May 2007. The Board believes that the Purchase Plan helps align the interests of employees with those of the stockholders by giving employees the ability to purchase shares in a convenient manner and at a modest discount. The Board further believes that the Purchase Plan helps us recruit, maintain and motivate a broad group of our employees.

Stockholders are requested in this Proposal 4 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

A COPY OF THE PURCHASE PLAN, AS AMENDED, IS ATTACHED AS APPENDIX 3 TO THESE PROXY MATERIALS. THE ESSENTIAL FEATURES OF THE PURCHASE PLAN, AS AMENDED, ARE OUTLINED BELOW:

PURPOSE

The purpose of the Purchase Plan is to provide a means by which our employees (and employees of any parent or subsidiary of us designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase our Common Stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the our success. As of March 20, 2007, all of our approximately 200 employees were eligible to participate in the Purchase Plan, or would be eligible at the next entry date.

ADMINISTRATION

The Board has delegated administration of the Purchase Plan to the Compensation Committee of the Board. The Compensation Committee has the power to construe and interpret the Purchase Plan and the rights granted under it and, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase our Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary shall be eligible to participate in such plan. As used herein with respect to the Incentive Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

STOCK SUBJECT TO PURCHASE PLAN

Subject to approval of this Proposal 4, 1,200,000 shares of Common Stock are reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

OFFERINGS

The Purchase Plan is implemented by offerings of rights to all eligible employees. The maximum length for an offering under the Purchase Plan is 27 months. Under the Purchase Plan, each offering is typically one year in duration and is divided into two “purchase periods” of six months in duration.

ELIGIBILITY

Any person who is customarily employed by us at least 20 hours per week and five months per calendar year (or by any or our parents or subsidiaries designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee has been our employee for at least 10 days preceding the first day of the offering period.

Notwithstanding the foregoing, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or stock of our affiliates (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all of our employee stock purchase plans in any calendar year.

PARTICIPATION IN THE PLAN

An eligible employee becomes a participant in the Purchase Plan by delivering to us, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of the employee’s total compensation during the purchase period.

PURCHASE PRICE AND PAYMENT

The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on first day of the offering, or (b) 85% of the fair market value of a share of Common Stock on any purchase date.

The purchase price of the shares is accumulated by payroll deductions over the offering period. Under the current offering, a participant may increase or decrease his or her participation level only as of the beginning of the next purchase period. In addition, a participant may, during a purchase period, reduce his contributions to zero, or withdraw from the offering, as described below, and receive the accumulated payroll deductions. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with our general funds. A participant may not make any additional payments into such account.

PURCHASE OF STOCK

By executing an agreement to participate in the Purchase Plan, an employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee’s participation is discontinued, his right to purchase shares is exercised automatically at the end of the purchase period at the applicable purchase price. See “Withdrawal” below.

WITHDRAWAL; TERMINATION OF EMPLOYMENT

While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period.

Upon any withdrawal from an offering by an employee, we distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee’s behalf during such offering, and such employee’s interest in the offering is automatically terminated. The employee is not entitled to again participate in such offering. An employee’s withdrawal from an offering does not have any effect upon such employee’s eligibility to participate in subsequent offerings under the Purchase Plan.

Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee’s employment for any reason, and we distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

The Board may amend, suspend or terminate the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders if such approval is necessary for the Purchase Plan to satisfy applicable laws and regulations, including a change in who is eligible to participate in the Purchase Plan or an increase in the number of shares available for awards under the Purchase Plan. Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

ADJUSTMENT PROVISIONS

Adjustment provisions are similar to those described under “Adjustment Provisions” in Proposal 3.

EFFECT OF CERTAIN CORPORATE EVENTS

In the event of our dissolution, liquidation or specified type of merger then, as determined by the Board in its sole discretion; (i) the surviving corporation may assume the rights under the Purchase Plan or substitute similar rights; (ii) the rights under the Purchase Plan may continue in full force and effect; or (iii) the participants’ accumulated payroll deductions may be used to purchase stock immediately prior to the transaction and the participants’ rights in the ongoing offering terminated. The acceleration of purchase rights in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

FEDERAL INCOME TAX INFORMATION

The following is a summary of the effect of U.S. federal income taxation on the Purchase Plan participants and us. This summary does not discuss the income tax laws of any other jurisdiction in which the participant may reside.

The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as rights granted under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. A participant will recognize no taxable income until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the purchased shares.

If the stock is disposed of at least two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (b) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price will be treated as ordinary income. Any further gain will be taxed as a capital gain. Capital gains currently are generally subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the participant recognizes the same amount of ordinary income, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the Purchase Plan. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligations).

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young, LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and the Board of Directors has directed that management submit the selection of the firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since our inception in 1996. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required. However, the Board is submitting the selection of Ernst & Young for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2006 and 2005 by Ernst & Young.

	Fiscal Year Ended
	2006	2005

Audit Fees (annual audit, reviews of quarterly financial statements, reviews of SEC filings; includes $95,930 in 2005 for restatement)	$589,308	$906,931

Audit-related Fees (consultations on accounting matters, internal controls and compliance with accounting and reporting standards)	—	21,110

Tax Fees (preparation of federal, state and local returns, consultations with respect to tax planning and compliance issues)	—	11,114

All Other Fees (E&Y online services)	1,500	2,500

Total Fees	$590,808	$941,655

Pre-Approval Policies and Procedures

All fees described above were approved by the Audit Committee prior to engagement of the auditor to perform the service. Either the Audit Committee or the Chair of the Committee, who has been delegated the authority to do so, is required to pre-approve the services rendered by Ernst & Young. If the Chair pre-approves fees, that pre-approval is reported to the full Committee at its next meeting. Generally, the Committee pre-approves particular services in the defined categories of audit services, audit-related services, tax services and other non-audit services, specifying the maximum fee payable with respect to that service. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the auditor’s independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the our Common Stock as of February 28, 2007 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below (“Named Executive Officer”); (iii) all executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Common Stock.

	Shares Beneficially Owned (1)

Beneficial Owner	Number	Percent

Warburg, Pincus Ventures, LP (2)	9,036,638	49.2%
Trigran Investments, Inc. (3)	1,730,910	10.5%
3201 Old Glenview Road, Suite 235
Wilmette, Illinois 60091
Robert C. Bowen (4)	1,083,831	6.3%
Edward Vermont Blanchard, Jr. (5)	199,024	1.2%
Ajit M. Dalvi (6)	40,000	*
Carleton A. Holstrom (7)	324,171	1.9%
Dr. Joseph B. Martin (8)	63,366	*
Dr. Michael M. Merzenich (9)	486,305	2.9%
Rodman W. Moorhead III	—	*
David W. Smith (10)	30,428	*
Dr. Paula A. Tallal (11)	609,929	3.6%
Linda L. Carloni (12)	142,522	*
Glenn G. Chapin (13)	155,840	*
Jane A. Freeman (14)	265,227	1.5%
Dr. William M. Jenkins (15)	206,964	1.2%

All directors and executive officers as a group	12,703,766	65.1%
(14 persons) (16)

*	Less than one percent

(1)
This table is based upon information supplied by officers and directors and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,995,609 shares outstanding on February 28, 2007, adjusted as required by rules promulgated by the SEC.

(2)
Includes 7,661,638 shares owned and 1,375,000 shares issuable upon the exercise of immediately exercisable warrants. The stockholder is Warburg, Pincus Ventures, L.P. (“WPV”). Warburg Pincus Partners, LLC (“WP Partners”), a subsidiary of Warburg Pincus & Co. (“WP”) is the sole general partner of WPV. WPV is managed by Warburg Pincus LLC (“WP LLC”). The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.

(3)
Includes 1,201,000 shares held by Trigran Investments, L.P. and 529,910 shares held by Trigran Investments, L.P. II. Trigran Investments, Inc. is the general partner of both these partnerships. Douglas Granat and Laurence Oberman are the controlling shareholders and sole directors of Trigran Investments, Inc.

(4)
Includes 807,790 shares owned by Mr. Bowen and 276,041 shares subject to stock options that are or will be exercisable by April 30, 2007. Certain of Mr. Bowen’s options have vesting that accelerates on the achievement of certain stock price targets, none of which have yet been met. These options are not included in this table. See Employment Agreement below.

(5)
Includes 146,024 shares held by Mr. Blanchard; 2,000 shares held in trusts for his children, of which Mr. Blanchard is a trustee; 1,000 shares held in an UGMA account for Mr. Blanchard’s minor child; and 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Blanchard’s children are beneficiaries. Also includes 35,000 shares subject to exercisable stock options.

(6)	Includes 5,000 shares held by Mr. Dalvi. Also includes 35,000 shares subject to exercisable stock options.

(7)
Includes 119,856 shares held directly by Mr. Holstrom and 154,315 shares held by the Holstrom Family Partnership. Also includes 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Holstrom is a trustee. Mr. Holstrom disclaims beneficial ownership of the securities held in this trust. Includes 35,000 shares subject to exercisable stock options. Of these shares 109,856 of the directly-held shares are held in a brokerage margin account and therefore are pledged as security for any loans from that brokerage firm.

(8)
Includes 28,366 shares held by the Martin Living Trust or the Martin Family Trust, Community Property. Dr. Martin is a trustee of both trusts. Also includes 35,000 shares subject to exercisable stock options.

(9)	Includes 394,992 shares held directly or in a living trust, 61,313 shares held by the Merzenich Charitable Remainder Trust, and 30,000 shares subject to exercisable stock options.

(10)	Includes 5,428 shares held by Mr. Smith and 25,000 shares subject to exercisable stock options.

(11)
Includes 446,596 shares held directly by Dr. Tallal, 133,333 shares held by the Colleen Osburn Trust, for which Dr. Tallal serves as trustee, and 30,000 shares subject to exercisable stock options. Dr. Tallal disclaims beneficial ownership of the shares held by the trust.

(12)	Includes 9,398 shares held by Ms. Carloni and 133,124 shares subject to stock options that are or will be exercisable or restricted stock units that will have vested as of April 30, 2007.

(13)	Includes 29,174 shares held by Mr. Chapin and 126,666 shares subject to stock options that are or will be exercisable or restricted stock units that will have vested as of April 30, 2007.

(14)	Includes 33,770 shares held by Ms. Freeman and 231,457 shares subject to stock options that are or will be exercisable or restricted stock units that will have vested as of April 30, 2007.

(15)	Includes 107,381 shares held by Dr. Jenkins and 99,583 shares subject to stock options that are or will be exercisable or restricted stock units that will have vested as of April 30, 2007.

(16)
Includes the information in notes (1) through (15), as applicable. Also includes for the other executive officer included in the group: 4,105 shares held by such officer and 70,416 shares subject to stock options that are or will be exercisable or restricted stock units that will have vested as of April 30, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for one filing by Dr. Merzenich for 100 shares, which was one day late.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

Like all of our compensation programs, our executive compensation programs are designed to attract and retain key employees, to motivate our employees to achieve our operating and strategic goals and to bring value to our stockholders, customers, and employee base, and to reward our employees for achieving those objectives.

Our executive compensation programs specifically seek to:

•
Focus our executives on our most significant strategic and operating objectives – increasing market acceptance of our Fast ForWord products as a critical learning solution and growing our sales and revenue in an increasingly profitable manner;

•	Incent our executives to build long-term stockholder value;

•	Align compensation with company and individual achievement of specified goals and overall creation of value for stockholders, customers and the employee base;

•	Enable us to attract and retain superior executives in key positions by providing a competitive level of compensation; and

•	Provide appropriate levels of risk and reward.

There are two somewhat unusual factors that affect our recruiting and retention, and therefore may affect our compensation strategies:

•
Because our products can have such a profound positive impact on children who struggle with learning, our mission is a critical factor in recruiting and retaining our employees, including our executives.

•
Because the educational software industry is relatively small, the universe of senior executives with deep and specific experience in our field is relatively small and is widely known to persons experienced in the industry. This makes personal and professional relationships an important factor in recruiting and retention.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2006 as well as the other individuals included in the Summary Compensation Table on page 30 are referred to as “named officers.”

Compensation Process

The Compensation Committee of our Board determines the compensation of the named officers. In recent years, the practice of the Committee has been to review executive compensation in the first quarter of each year, making decisions with respect to the discretionary portion of the officers’ incentive compensation for the prior year and decisions with respect to base salary, incentive compensation plan structure and content, and equity grants for the upcoming year. In making these decisions, the Committee reviews all elements of each named officer’s compensation for the last year, together with all equity compensation granted to the named officer during his or her history with us. Periodically, the Committee compares our various compensation elements against an appropriate peer group of companies.

Compensation Consultant / Benchmarking

For its 2007 compensation review, the Compensation Committee retained a compensation consulting firm to assist it. This firm also provided compensation consulting services to the Committee in early 2005, and has not provided any other services to us.

The compensation consultant recommended a peer group of companies for the Committee to use for comparative purposes, analyzed the compensation of each named officer as compared to that peer group and/or a benchmark study, evaluated our overall executive compensation practices for reasonableness, and provided information and recommendations on emerging trends in compensation practices.

Constructing a compensation peer group for us is challenging because other public educational software providers tend to be substantially larger than we are. Therefore, the peer group we constructed includes both other educational technology companies and other software companies in the San Francisco Bay Area whose revenue is comparable to ours. For the 2007 analysis, the peer group included:

Educational technology companies
Blackboard	Princeton Review
Ecollege.Com	Renaissance Learning
Leapfrog Enterprises
Plato Learning

Other Bay Area software companies
Art Technology Group	Netmanage
Broadvision	Selectica
Embarcadero Technologies	Supportsoft
Kana Software	Vitria Technology

With the help of the consultant, the Committee also considered data from the Radford Executive Compensation survey for companies with annual revenue less than $50 million. The Radford survey covers high-technology companies nationwide, with a concentration of responding companies in the San Francisco Bay Area. Generally, we target our executive base salary and target total cash compensation to the 50th percentile of the relevant market.

In 2006, management recommended that the corporate officers not receive salary increases in light of our disappointing 2005 sales results. The Compensation Committee concurred, and found that it therefore was not necessary to perform a benchmarking analysis or to engage a compensation consultant in 2006.

Role of Management

Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the other named officers. No other officers are present while the Committee discusses and determines the level of their compensation. The Committee discusses and determines the compensation of the CEO in an executive session from which the CEO is absent.

Elements of Compensation

The principal components of compensation for named officers in 2006 were:

•
Base salary.  Base salary is designed to provide fixed compensation sufficient to attract and retain the officer, rewarding core competence in the officer’s role, reflecting the officer’s skills, experience and level of responsibility.

•
Short–term incentive compensation in the form of performance-based cash incentive payments under our Management Incentive Plan. Our MIP payments are designed to focus management on achieving our most critical current financial and non-financial goals, and to reward management when those goals are achieved.

•
Long-term incentive compensation in the form of equity awards. Our equity awards are designed to focus management on maximizing long-term value for our stockholders, to provide additional retention power and to reward management for increasing stockholder value.

When evaluating any particular element of compensation, the Committee does not consider that element in isolation but rather endeavors to take into account all components of compensation to arrive at an appropriate total package that is reasonable to our stockholders, fair to the officer when compared with the compensation offered by our competitors and appropriate when compared to the compensation provided to our other officers. We have not established specific target percentages for allocating between cash and non-cash compensation, between guaranteed and risk-based compensation or between short-term and long-term compensation. However, generally the percentage of total compensation that is represented by risk-based potential compensation increases with increasing organizational responsibilities, as does the percentage of total compensation represented by equity rather than cash.

Base Salary

We provide the named officers with base salary to compensate them for services rendered during the year. In reviewing and determining the base salaries for the named officers, the Committee primarily considers:

•	Market data provided by our outside compensation consultant or by the internal human resources staff, as the Committee determines to be appropriate.

•
The officer’s experience, breadth of knowledge, historical performance, and level of contribution and responsibility, specifically focusing on the chief executive officer’s evaluation of those matters.

•	How the officer’s compensation compares to our other officers.

Short-term Incentive Compensation

We provide short-term incentive compensation to our named officers and other management employees in the form of performance-based cash incentive payments under our Management Incentive Plan (“MIP”). The MIP is established by the Compensation Committee each year.

In determining the overall target payment for each named officer, the Committee considers market data with respect to incentive compensation from other peer group companies for each position and the officer’s level of responsibility and contribution, together with considerations of internal equity within the officer group.

In the past several years and for 2006 and 2007, payments under the plan were and are based 70% on shared financial goals and 30% on individual performance. We believe that given our size and development stage, this relative emphasis on shared company financial goals is appropriate because

•	Each participant’s performance directly impacts our financial performance; and

•	The weighting toward our financial goals has the effect of automatically adjusting the level of incentive pay to our ability to incur that expense.

For each goal, the executive receives 100% of the target bonus allocated to that goal if the target level for that goal is achieved. The Committee sets the target level at a level that the Committee believes represents the realization of our potential for the year. The executive receives 50% of the target bonus allocated to that goal at the hurdle level, which is set at a level that the Committee believes represents satisfactory performance on that goal. If we achieve the maximum overachievement level for a goal, which the Committee sets at a level it determines to be outstanding performance on the goal, then the executive receives 200% of the target bonus allocated to that goal. If the hurdle level is not achieved for a goal, then no bonus is paid for that goal.

Each year the Committee establishes the shared financial goals for the MIP, based on its assessment of our most critical financial objectives for the upcoming year. For 2006, the Committee selected booked sales and operating cash flow as the shared financial goals, reflecting our overall emphasis on increasing sales and returning to positive cash flow in 2006 after our disappointing 2005 sales year. In 2007, the Committee established revenue and profit as the shared financial goals, reflecting our expectation that sales and revenue growth rates will be aligned in 2007 and the Committee’s desire to align management incentives directly with the GAAP financial measures most closely followed by our investors.

While the financial goals are established at the beginning of the year, the Committee has discretion to adjust payments under the MIP in the event of unexpected developments. For the 2004 year, the Committee exercised that discretion. In 2004, we changed our method of revenue recognition and restated our financial results for certain prior periods. As a result of this accounting change and restatement, revenue and operating profit were significantly lower than they would have been without those events and did not meet target levels. Because the Committee believed that our results for 2004 were in fact very positive, including a 58% improvement in cash flow and a 23% increase in booked sales over the prior year, the Committee increased payments under the MIP to equal approximately the target levels under the plan.

Individual performance is evaluated based on whether the named officer has achieved his or her specified goals established at the beginning of the year and a qualitative assessment of the named officer’s contribution to adding value for our three key constituencies: stockholders, customers and employees. Individual goals for named officers other than the CEO are established collaboratively by the individual officer and the CEO. Performance goals for the CEO are established collaboratively by the CEO and the full Board of Directors. Goals are generally both qualitative and quantitative, so that the Committee’s determination of individual performance generally involves both subjective judgment and objective measurements.

Payments under the MIP are intended to, and do, fluctuate significantly depending on corporate performance. For example, for 2005, in which sales performance was disappointing, the average percentage of target MIP payment for the named officers was 14.4%. In 2006, booked sales increased 37% and operating cash flow was $4.3 million compared to operating cash outlay of $2.1 million in 2005. As a result, the average percentage of target MIP payment for the named officers was 109% in 2006.

Long-term Equity Compensation

We provide long-term compensation in the form of equity awards. The Committee believes that equity awards are important to align the interests of management and stockholders. For 2006, the Committee determined that equity awards should be granted in the form of restricted stock unit awards, a change from our prior practice of granting stock options. The Committee made this determination after reviewing, among other issues, practices at other companies, impact of equity grants under FAS 123(R), dilution considerations, relative benefit to employees, and tax treatment to the employees.

Historically, we have made equity grants to named officers when the officer first joins us, on a periodic basis to provide additional retention power and long-term incentive, and in connection with a significant change in responsibilities. In determining the amount of equity to be granted to named officers, the Committee considers the overall quantity of shares to be granted to all executives and other employees as a percentage of shares outstanding. In determining individual awards, the Committee principally takes into account:

•	The officer’s past and anticipated future levels of performance, level of contribution and responsibility, including the CEO’s evaluation of the officer’s performance.

•	Previous equity awards granted to and held by the officer, previous option exercises and sales of option stock, including the retention “glue” of equity awards remaining unvested.

•	How the officer’s level of equity compensation compares to our other officers.

•	Market data provided by our outside compensation consultant.

In 2002 when Robert C. Bowen, our Chief Executive Officer, joined us, Mr. Bowen and the Committee agreed that equity incentives would constitute a significant part of his compensation package. At that time, Mr. Bowen was granted options to purchase a total of 1,773,190 shares of our Common Stock. Of these options, 423,190 shares, approximately 24%, were granted in a fully vested option with an exercise price at a 15% discount to the then-current market value and an exercise term of only one year. The Committee intended this option to encourage Mr. Bowen to promptly acquire a substantial ownership stake in us. Mr. Bowen was also granted an option to purchase 100,000 shares in a fully vested option and 500,000 shares in an option that vests over four years, both with an exercise price at the then-current market value and our standard ten-year exercise term. Of these options, Mr. Bowen has exercised and holds 773,190 shares. Options for an additional 750,000 shares, 42% of the total options then granted, were granted with a vesting schedule that accelerates upon the achievement of certain target levels of market price for our Common Stock. Those options were granted at then-current fair market value. The target levels range from $7.50 to $20.00 per share, significantly in excess of our per share price at the time Mr. Bowen was hired and still in excess of our per share price on March 1, 2007, so that at that date none of these options have yet vested. This option was intended to provide additional motivation for Mr. Bowen to substantially increase stockholder value and to make significant compensation conditioned on achieving such an increase. If the stock price targets are not met, the option will vest automatically after six years, on June 4, 2008, if Mr. Bowen is still our employee on that date. The six-year vesting schedule was included as a term of the option at the time of grant in order to avoid a significant accounting charge with respect to the option.

Other Income and Perquisites

We believe that perquisites should not be a significant component of compensation, in order to foster transparency of disclosure and avoid the potential for abuse. As a result, our executive perquisites are minimal, consisting of paid parking in a garage near our headquarters for executives based in Oakland, California. This paid parking is provided to all officers and director-level employees based in Oakland.

Officers receive the same level of company-paid health, dental and vision insurance, life insurance, accidental death and dismemberment insurance, and 401(k) plan as do all of our regular full-time employees. Prior to 2007, we did not provide a matching contribution under the 401(k) plan. Starting in 2007, we have instituted a company matching contribution for up to 3% of the employee’s compensation, with a cap of $2,000. Any officers that participate in the 401(k) plan will receive this matching contribution.

Change of Control; Termination

Generally, we do not enter into executive employment agreements that provide for benefits upon termination of employment or upon a change of control. When Mr. Bowen joined us in 2002, however, the Committee negotiated an employment agreement with him that provides for benefits to him upon a change of control and upon his termination without cause. These benefits are described below, under Change of Control; Termination.

Equity Grant Procedures

In March 2007, the Committee codified and improved our processes for making equity grants by adopting written procedures for recommending, approving and recording compensatory equity grants. These procedures confirm our prior practice that the Compensation Committee makes all grants to corporate officers. The Committee has delegated to the CEO the power to make grants to non-officer employees and consultants within guidelines established by the Compensation Committee. All grants authorized by the CEO are periodically reviewed by the Compensation Committee. These procedures specify (1) that the grant price for options must be fair market value on the date of the grant, (2) the processes for documenting and reporting equity award grants, and (3) the processes for confirming data and, if necessary, for correcting errors.

Effect of a Restatement

In March 2007, the Committee adopted a policy relating to the adjustment of incentive compensation in the event of certain restatements. Should a restatement occur that has a material impact on our financial results and where the restatement is the result of fraud or other misconduct on the part of one or more named officers, the Committee will evaluate whether it is appropriate to adjust incentive compensation previously received by named officers involved in the misconduct. The Committee may, to the extent permitted by applicable law, make retroactive adjustments to such payments to named officers involved in such misconduct to the extent that such payments were predicated upon the achievement of financial results that were subsequently the subject of the restatement. Where appropriate, we will seek to recover any such amount determined to have been inappropriately received by such a named officer.

Equity Ownership Guidelines

In May 2005, our Board adopted guidelines with respect to the minimum value of our Common Stock that should be owned by our executive officers and directors. These guidelines are being phased in over a five year period. The guidelines provide that executive officers should own stock with a value of no less than the following levels:

Chief Executive Officer: three times base salary;
Senior Vice Presidents: two times base salary; and
All other executive officers: one times base salary.

The guidelines also provide that directors should own (or be affiliated with entities that own) shares of our Common Stock with a value no less than two times their annual director retainer. The guidelines state that these levels should be reached within five years after establishment of the policy or, if later, within five years after the executive officer or director is first appointed or elected to be an officer or director. Until an individual reaches the level specified in the guidelines, the guidelines provide that such individual should retain at least 75% of the shares purchased on exercise of stock options that are not needed to pay the purchase price of the stock or the applicable tax.

Limitation on Deduction of Compensation Paid to Named Officers

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain named officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

The Compensation Committee believes that stock options granted under our 1999 Equity Incentive Plan with an exercise price at least equal to the fair market value of our common stock on the date of grant shall be treated as “performance-based compensation.” Provisions contained in these Incentive Plan, allow any compensation recognized by a named officer as a result of the grant of such a stock option to be deductible by us. Based salary,

MIP bonus payments and restricted stock units that vest based on time, however, will not be treated as “performance-based compensation” for purposes of Section 162(m). SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation (3)	Total

Robert C. Bowen Chairman and Chief Executive Officer	2006	$300,000	—	$173,533	$2,336	$475,869

Glenn G. Chapin Vice President K-12 Sales	2006	$208,000	$18,289	$114,139	$275	$340,703

Jane A. Freeman Senior Vice President and Chief Financial Officer	2006	$219,000	$18,289	$94,827	$2,989	$335,105

William M. Jenkins Senior Vice President, Product Development	2006	$197,000	$18,289	$60,429	$2,200	$277,918

Linda L. Carloni Vice President and General Counsel	2006	$196,000	$13,717	$62,769	$2,199	$274,685

(1)
Represents the value of restricted stock unit grants made in 2006 to the named officers as recorded on in our financial statements during 2006. See Note 2, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2006 for the assumptions used to determine the valuation of these awards.

(2)	Payments under the 2006 Management Incentive Plan, described below. These payments reflect 2006 performance, and were paid in February 2007.

(3)
Includes (a) the amount paid by us for life insurance premiums for the named officers, consistent with the life insurance program for all regular full time employees; and (b) monthly nearby parking for Oakland, California-based officers.

Base Salary

Generally, we target our executive base salary to the 50th percentile of the relevant market. In the Compensation Committee’s executive compensation review in March 2006, Mr. Bowen recommended that, because of our disappointing sales results during 2005 and to control costs, the executive officers’ base salaries should not be increased for 2006. The Committee accepted that recommendation, and determined that the named officers’ base salaries for 2006 would remain the same as in 2005.

In the March 2007 executive compensation review, the Committee reviewed, for each named officer, the total compensation and benefits provided to that officer (or that could become payable under various hypothetical scenarios, such as significant stock price increases and termination of employment), comparative peer group and/or survey data assembled by our compensation consultant, and the CEO’s performance evaluation of and compensation recommendation. As a result of this review, the Committee approved increases in the named officers’ base salaries by an average of 6%, with the new salary effective April 1, 2007.

Non-Equity Incentive Plan Compensation

                The non-equity incentive plan compensation reflected in the table above consists of payments under the 2006 Management Incentive Plan, which was approved by the Compensation Committee in March 2006. The Plan provided for cash bonuses upon the achievement of specified corporate and individual goals. Individual goals were generally both qualitative and quantitative, so that the Committee’s determination of individual goal achievement generally involved both subjective judgment and objective measurements. For 2006, the financial goals were booked sales and operating cash flow, reflecting our overall emphasis on increasing sales and returning to positive cash flow in 2006 after our disappointing 2005 sales year. Booked sales equals the total value (net of allowances) of all software, services and support invoiced in a period. Operating cash flow was defined as GAAP net cash from operating activities as defined under Generally Accepted Accounting Principles, less capital spending. Bonus potential was allocated 40% to the booked sales goal, 30% to the operating cash flow goal and 30% to individual performance. At target level, or 100% goal achievement, named officers were eligible to receive 100% of the target bonus, which ranged from 30% and 50% of base salary for the named officers. If the hurdle level for a given goal was reached, 50% of the target bonus for that goal was earned and if the maximum over-achievement level for the goal was reached, 200% of that goal’s target bonus became payable. The hurdle, target and maximum overachievement levels for our shared goals were:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Max. Overachievement Level

Operating cash flow	Break even	$2.5 million	$5.4 million

Booked sales	$38.0 million	$47.5 million	$50.0 million

We achieved $3.5 million in operating cash flow, 138% of the target level, and $43.2 million in booked sales, 91% of the target level. Based on the achievement of these goals, the named officers received 101% of the target level bonus for the financial goals collectively. For purposes of the individual performance component of the MIP payment, the Committee assessed individual performance separately for each named officer, taking into account individual goal achievement, individual contribution to the business, the CEO’s recommendations and our sales and cash flow performance during 2006. Bonuses to the named officers averaged 109% of total bonus potential at target, and ranged from 31% to 58% of base salary.

The Committee approved a similar Management Incentive Plan for 2007. For 2007, the Committee has set the financial goals as revenue and net profit, reflecting the Committee’s belief that in 2007 revenue growth is expected to be a better indicator of our business strength than in prior years. In 2006, we completed the transition period caused by our strategic pricing change in late 2004. During this transition period, our revenue and booked sales growth rates were significantly misaligned. Now that this transition period is completed, in 2007 we expect that revenue growth will be in line with booked sales growth. Since our revenue growth rate is now expected to more accurately reflect the growth in our current business activity, the Committee determined that it would be best to use the GAAP financial measures most closely followed by investors as our incentive plan goals. We believe that this will most clearly align management with the interests of our investors and stockholders. The shared corporate goals for 2007are set at the following hurdle, target and maximum levels:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Maximum Overachievement Level

Revenue	$49 million	$52 million	$56 million

Net profit	$3.7 million	$4.6 million	$6.6 million

GRANTS OF PLAN-BASED AWARDS

		Estimated future payouts under non- equity incentive plan awards

Name	Grant Date	Threshold	Target	Maximum	All other stock awards; number of shares of stock or units(#)

Robert C. Bowen Chairman and Chief Executive Officer	—	$75,000	$150,000	$300,000	—

Glenn G. Chapin Vice President K-12 Sales	3/7/2006	$52,000	$104,000	$208,000	20,000

Jane A. Freeman Senior Vice President and Chief Financial Officer	3/7/2006	$43,800	$87,600	$175,200	20,000

William M. Jenkins Senior Vice President, Product Development	3/7/2006	$29,550	$59,100	$118,200	20,000

Linda L. Carloni Vice President and General Counsel	3/7/2006	$29,400	$58,800	$117,600	15,000

The estimated future payouts under non-equity awards described in the table above are the potential payouts under the 2006 Management Incentive Plan at the threshold, target and maximum levels specified by that Plan.

The only equity compensation granted to named officers in 2006 was in the form of restricted stock unit awards, which are listed in the table above. The stock awards compensation included in the summary compensation table above consists of the value of the restricted stock units granted in 2006 to the named officers as recorded in our financial statements during 2006. We use equity awards as our method of long term incentive compensation, as well as to align our executive’s interests with those of our stockholders.

In March 2006 and March 2007, the Committee awarded restricted stock units to each of the executive officers other than Mr. Bowen. In determining individual awards, the Committee considered each officer’s level of performance, contribution and responsibility, other equity holdings and awards, market data provided by our outside compensation consultant, internal equity among officers, and the CEO’s recommendation. Because of the significant number of options granted to Mr. Bowen at the time of his employment, the Committee determined not to grant additional equity to Mr. Bowen in 2006 or 2007. Restricted stock units to the named officers vest over four years, so long as the officer remains employed with us, 25% after the first year, and 12.5% every six months thereafter. Upon vesting, the restricted stock units are settled for our Common Stock on a one-for-one basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards				Stock Awards

	No. securities underlying unexercised options (#) exercisable	No. of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	No. of shares or units of stock that have not vested (#) (3)	Market value of shares or units of stock that have not vested ($)

Robert C. Bowen Chairman and Chief Executive Officer	250,000	—	$1.39	6/3/2012	—	—
	—	750,000 (1)	$1.39	6/3/2012
	21,875	28,125 (2)	$5.95	3/14/2015

Glenn G. Chapin Vice President K-12 Sales	50,000	—	$3.50	4/22/2011	20,000	$109,800
	20,000	—	$1.60	3/7/2012
	23,958	1,042 (2)	$1.90	2/23/2013
	14,583	5,417 (2)	$5.64	1/26/2014
	8,750	11,250 (2)	$5.95	3/14/2015

Jane A. Freeman Senior Vice President and Chief Financial Officer	45,000	—	$16.75	10/1/2009	20,000	$109,800
	10,000	—	$6.13	11/5/2010
	50,000	—	$1.76	9/9/2011
	30,000	—	$1.60	3/7/2012
	28,750	1,250 (2)	$1.90	2/23/2013
	36,458	13,542 (2)	$5.64	1/26/2014
	17,500	22,500 (2)	$5.95	3/14/2015

William M. Jenkins Senior Vice President, Product Development	25,000	—	$6.13	11/5/2010	20,000	$109,800
	7,500	—	$1.60	3/7/2012
	23,958	1,042 (2)	$1.90	2/23/2013
	14,583	5,417 (2)	$5.64	1/26/2014
	17,500	22,500 (2)	$5.95	3/14/2015

Linda L. Carloni Vice President and General Counsel	25,000	—	$16.31	10/18/2009	15,000	$82,350
	15,000	—	$17.19	5/31/2010
	25,000	—	$6.13	11/5/2010
	7,500	—	$1.60	3/7/2012
	23,958	1,042 (2)	$1.90	2/23/2013
	14,583	5,417 (2)	$5.64	1/26/2014
	13,125	16,875 (2)	$5.95	3/14/2015

(1)
Vesting of this option is contingent on the market value of our Common Stock, as described above in Compensation Discussion and Analysis; Long-Term Equity Compensation. All shares vest on June 4, 2008, if not previously vested and if Mr. Bowen then remains employed with us.

(2)	These options vest in monthly installments of 1/48 of the total shares granted over a period of four years starting approximately on grant date.

(3)
Restricted stock units, which vest over four years, 25% after one year and 12.5% every six months thereafter. At vesting, restricted stock units are settled for our Common Stock on a one-for-one basis.

OPTION EXERCISES AND STOCK VESTED

No named officers exercised options during 2006. While four of the named officers were granted restricted stock units in 2006, these grants did not vest until 2007.

CHANGE OF CONTROL; TERMINATION

The employment agreement negotiated with Mr. Bowen when he joined us provides for benefits to him upon his termination without cause and upon a change of control. If Mr. Bowen is terminated without cause, as defined in his employment agreement, prior to May 31, 2008, he is entitled to severance benefits equal to the amount of base salary he would have earned had he continued his employment until that date, together with the premiums to continue his company health insurance through that date. Effective December 31, 2006 (based on Mr. Bowen’s salary effective on that date), the amount of this severance benefit was approximately $440,000. If Mr. Bowen is terminated for cause, as defined in his employment agreement, he is not entitled to any severance benefits under his agreement. In this agreement, for two years after his employment ends, Mr. Bowen agreed not to (i) solicit or otherwise cause any of our employees to terminate employment with us in order to become affiliated with any of our competitors or (ii) solicit the business of any of our customers that were, at the time of Mr. Bowen’s termination or within one year prior thereto, were listed on our customer list.

In Mr. Bowen’s agreement, a change of control is defined as a “transaction” which results in Warburg Pincus L.P. and its affiliates holding a smaller percentage of our outstanding voting power than any other investor that holds at least 35% of our shares (subject to certain exceptions). Under Mr. Bowen’s agreement, a “transaction” is defined as any of the following (but in each case, only if Mr. Bowen does not remain or become the CEO of our company or the surviving entity, as applicable, after the consummation of such transaction): (1) an acquisition of our securities by a 35% or greater stockholder, (2) a merger, consolidation or other similar transaction which results in our stockholders immediately prior to such transaction owning less than a majority of the combined voting power of our company or , as applicable, less than a majority of the combined voting power of the parent of the surviving entity, (3) a sale, lease, license or other disposition of all or substantially all of our consolidated assets and those of our subsidiaries (unless our stockholders hold a majority of the combined voting power of the entity purchasing, leasing, licensing or otherwise acquiring such assets from our company) Upon any such a change of control event, the time-based vesting of Mr. Bowen’s options accelerate, such that all unvested options become immediately exercisable. The performance-based vesting does not accelerate except to the extent that such a transaction results in the Company’s stock price attaining one of the threshold target prices set forth in the employment agreement. At December 31, 2006, assuming the number of shares vested on that date and the stock price on that date, the change of control benefit (calculated as the difference between the market price on December 31, 2006 and the option exercise price, multiplied by the number of shares whose vesting would be accelerated) had no value, because the option exercise price was greater than the fair market value of the stock on that date.

No other executive officers have contracts with us that provide for change of control or severance payments. Under our equity plans, however, in the event of certain mergers and similar transactions, if the surviving corporation does not assume our outstanding awards or substitute similar awards, the vesting of all out outstanding awards accelerates in full. The table below shows the value to the other four named officers of such potential acceleration as of December 31, 2006, assuming the number of shares vested on that date. The value is calculated by multiplying the number of shares whose vesting would be accelerated by (i) for restricted stock units, the market price on December 31, 2006 and (ii) for options, the difference between the market price on December 31, 2006 and the option exercise price, if that difference is positive. Out of the money options are not included in the calculation.

Name	Value of Potential Acceleration of Unvested Stock Awards at December 31, 2006

Glenn G. Chapin	$113,541
Jane A. Freeman	$114,288
William M. Jenkins	$113,541
Linda L. Carloni	$ 86,091

DIRECTOR COMPENSATION The following table describes the compensation paid to the members of our Board of Directors for 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total

Rodman W. Moorhead, III	—	—	—	$0
E. Vermont Blanchard, Jr.	$31,000	$40,105	—	$71,105
Ajit Dalvi	$31,000	$40,105	—	$71,105
Carleton A. Holstrom	$27,000	$40,105	—	$67,105
Joseph B. Martin	$17,000	$40,105	—	$57,105
Michael M. Merzenich	$18,000	$40,105	—	$58,105
David W. Smith	$25,000	$40,105	—	$65,105
Paula A. Tallal	$26,000	$40,105	$79,380	$145,485

(1)
Represents the value of options granted in 2006 to the directors as recorded on in our financial statements during 2006. See Note 2, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2006 for the assumptions used to determine the valuation of these awards. At December 31, 2006, directors held options for the following aggregate numbers of shares:

Name	Number of Shares Subject to Options Outstanding at December 31, 2006

Rodman W. Moorhead, III	—
E. Vermont Blanchard, Jr.	35,000
Ajit Dalvi	35,000
Carleton A. Holstrom	35,000
Joseph B. Martin	35,000
Michael M. Merzenich	30,000
David W. Smith	25,000
Paula A. Tallal	30,000

(2)   Consulting fees paid to Dr. Tallal for services provided to us in 2006.

Each of our non-employee directors who is not a representative of a major stockholder receives an annual retainer of $10,000 plus meeting fees of $1,000 per meeting attended. Upon joining the Board, a new director receives a pro-rated portion of that year’s annual retainer. Chairs of the Board Committees receive an additional annual retainer of $10,000 for the Chair of the Audit Committee and $2,000 for the Chair of each other committee, so long as that

Chair is not an employee or representative of a major stockholder. The retainers and meeting fees are paid, at the individual director’s direction, either in cash or in shares of our Common Stock issued pursuant to our 1999 Equity Incentive Plan, as amended.

If the director elects to receive a retainer in stock, the number of shares is determined by dividing the amount of the retainer by the fair market value of our Common Stock on the date of the retainer award. If a director elects to receive meeting fees in stock, the director is paid in July for the preceding August through July period, and the number of shares is determined by dividing the cash amount of the meeting fees by the average Common Stock price at the regular meeting dates over that period. Members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy.

Each non-employee director who is not a representative of a major stockholder also receives nonstatutory stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan. The Directors’ Plan provides for the automatic issuance of nonstatutory stock options to each “non-employee director,” which is defined as a director who is not an employee of us or an affiliate or a holder or representative of a holder of 10% or more of our Common Stock. In 2006, Directors Blanchard, Dalvi, Holstrom, Martin, Merzenich, Smith and Tallal were eligible for grants under the Directors’ Plan. Upon first being elected or appointed to the Board, a new non-employee director is granted an option to purchase 5,000 shares of our Common Stock. In addition, on each anniversary of our initial public offering, each eligible non-employee director is granted an option to purchase an additional 5,000 shares of our Common Stock. Options granted under the Directors’ Plan are fully vested and exercisable at the time of grant. The exercise price of options is 100% of the fair market value of the stock subject to the option on the date of the grant. The term of the options is five years, subject to earlier termination if the director leaves our board.

During the last fiscal year, on July 22, 2006, we granted options under the Directors’ Plan to directors Blanchard, Dalvi, Holstrom, Martin, Merzenich, Smith and Tallal for 5,000 shares each, at an exercise price per share of $4.36. In addition, on August 2, 2006, the Board granted additional discretionary options under our 1999 Equity Incentive Plan to directors Blanchard, Dalvi, Holstrom, Martin, Merzenich, Smith and Tallal for 10,000 shares each, at an exercise price per share of $4.31. After reviewing comparative data, the Board determined that the compensation of our Board members appeared to be somewhat lower than similarly situated companies, and therefore determined that an additional discretionary option grant would be appropriate. The exercise price of each option was equal to the fair market value of such Common Stock as of the date of grant (calculated under the plan as the closing sales price reported for the day prior to the date of grant). All options were vested at grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	3,528,539	$4.23	496,440

(1) All of our equity compensation plans have been approved by the stockholders.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2006.

From the members of the Compensation Committee of Scientific Learning Corporation.

Rodman W. Moorhead, III, Chair
Carleton A. Holstrom
David W. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, our Compensation Committee consists of Mr. Holstrom, Mr. Moorhead and Mr. Smith. None of the members of the Compensation Committee has been an officer or employee, except that Mr. Holstrom served as the Company’s Chief Financial Officer from February 1996 to March 1997. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. Until his recent retirement, Mr. Moorhead was affiliated with Warburg Pincus and its related entities, which have engaged in a number of transactions with us. These transactions are described above, under “Independence of Directors.”

CERTAIN TRANSACTIONS

Posit Science Corporation

We are a party to an arrangement with Posit Science Corporation (“PSC”) (formerly named Neuroscience Solutions Corporation), in which we have transferred technology to PSC for use in a defined health field. Dr. Michael M. Merzenich, who is a founder, director, significant stockholder and former officer of our company, is also a founder, director, significant stockholder and officer of PSC. Dr. Merzenich presently holds an approximately 9% interest in PSC. The initial focus of PSC is on products to combat age-related cognitive decline and to enhance cognitive abilities as people age.

The arrangement includes a license of the patents we own, a sublicense of the patents we license from others, the license of certain software we developed, and the transfer of assets related to certain research projects. All of the rights licensed to PSC are limited to the defined health field and most are exclusive in that field. We continue to use the licensed patents and technology in the fields of education and speech and language therapy, and retain all rights to our technology outside of the defined health field. We also agreed with PSC that we would license one another certain patents that may be issued in the future, on which royalties would be paid, and that we would provide PSC certain technology transfer, hosting and support services. The terms of the transaction were determined through arms’ length negotiations between PSC and us, in which Dr. Merzenich did not participate.

We received royalty payments of $267,795 from PSC in 2006, of which $117,795 were pass-through royalties that we owed and paid to the universities under the licensing arrangement described below. Under the arrangement, Posit is required to pay us a royalty of between 2% to 4% of PSC’s sales of the products that use the licensed technology. In 2007, Posit is required to pay us royalties of not less than $150,000, as well as continued pass-through royalties. In the technology transfer arrangement, we also received 1,772,727 shares of Series A Preferred Stock in PSC. Because PSC is an early stage venture, the shares of which are not actively traded, in our financial statements we have assigned a value of zero to the PSC shares we received.

University Licensing

The technology underlying our original products was initially developed by four of our founders, Drs. Tallal, Merzenich, Jenkins and Miller, among others, at the University of California, San Francisco and Rutgers, the State University of New Jersey. Drs. Tallal and Merzenich are members of our Board, and Drs. Jenkins and Miller are senior vice presidents with us.

We have licensed the patent rights that resulted from this work from the universities. Eleven U.S. and six foreign patents issuing from these applications have been granted and additional foreign applications are pending. Under this license, we are obligated to make payments to the University of California (on behalf of both universities).

During 2006, we expensed an aggregate of approximately $894,000 for royalty payments under the license. Royalties are calculated based on a percentage of sales of covered products. In 2007, and for each year thereafter during the term of the license, the minimum royalty payment will be $150,000.

Pursuant to the patent policies of the universities, as well as understandings between inventors affiliated with each university, each university distributes to those inventors affiliated with the university, on an annual basis, a portion of the payments received from us. In 2006 the inventors received the following payments from their universities: Dr. Tallal, $70,917; Dr. Merzenich, $66,772, Dr. Jenkins, $23,649; and Dr. Miller, $23,639. The amount of any future university distributions to the inventors is indeterminable at this time because these figures are based on our future sales levels; however, we estimate that less than 1% of product sales during the term of the license will be payable by the universities to each inventor. We negotiated the license on an arm’s length basis, without involvement by the inventors.

Other Agreements

We have a consulting agreement with Dr. Tallal and we are putting in place a consulting agreement with Dr. Merzenich, to cover services provided to us that are in addition to and different from their responsibilities as Board members. These agreements compensate Drs. Tallal and Merzenich for providing speaking and other services that support our relationships with customers. Dr. Tallal’s consulting relationship has been in place since our inception; she is compensated with a fixed fee, which was $79,380 in 2006 and is expected to be $83,340 in 2007. Dr. Merzenich received no consulting fees in 2006 and will be compensated at a daily rate of $2,000 per day in 2007 for each day that we request that he provide consulting services to our company.

We have entered into indemnity agreements with each of our directors and executive officers. Our certificate of incorporation and bylaws also contain provisions relating to limitation of liability and indemnification of directors and officers.

We believe that the foregoing transactions were in our best interests. Each of these transactions was approved by a majority of the disinterested members of the Board and/or by the Audit Committee of the Board.

Review of Related Party Transactions

Our current Policies on Business Ethics (which are posted on our website) require advance approval of all business relationships between us and an entity in which an employee or director has a substantial personal or family financial interest or to which the employee provides services. Our CEO must approve all such relationships. If the relationship involves an officer or a director, the transaction must also be approved by our Audit Committee. Whether or not a relationship is approved depends on whether the relationship is determined to be in the best interests of the company.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Scientific Learning stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Linda Carloni, Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040, or contact Linda Carloni at 510-444-3500.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Linda L. Carloni

Linda L. Carloni
Secretary

May 1, 2007

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is being provided to stockholders with this Proxy Statement. We will furnish any of the Exhibits to the Report on Form 10-K free of charge to any stockholder upon request to Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

APPENDIX 1

REVISED PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS.

Amendment and restatement of Article V, paragraph A, subparagraph 2 of our Amended and Restated Certificate of Incorporation:

                2.             The Board of Directors shall not be classified. From and after the Corporation’s 2007 Annual Meeting of Stockholders, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, all directors shall be elected at each Annual Meeting of Stockholders for a one-year term expiring at the next Annual Meeting of Stockholders; provided that the term of any director elected prior to the 2007 Annual Meeting of Stockholders shall be unaffected. ~~Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “1933 Act”), covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the directors shall be divided into three classes, designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.~~

Amendment and restatement of Article IV, Section 17 of our Amended and Restated Bylaws

                Section 17.             One Class of Directors. The Board of Directors shall not be classified. From and after the corporation’s 2007 Annual Meeting of Stockholders, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, all directors shall be elected at each Annual Meeting of Stockholders for a one-year term expiring at the next Annual Meeting of Stockholders; provided that the term of any director elected prior to the 2007 Annual Meeting of Stockholders shall be unaffected. ~~Classes Of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the Initial Public Offering, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.~~

                Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

APPENDIX 2

SCIENTIFIC LEARNING CORPORATION

1999 EQUITY INCENTIVE PLAN

Adopted February 19, 1996
Approved By Stockholders March 30, 1996
Amended and Restated September 27, 1996
Approved By Stockholders June 11, 1997
Amended March 11, 1999
Amended and Restated May 17, 1999
Approved By Stockholders May 28, 1999
Amended March 8, 2000
Approved By Stockholders May 18, 2000
Amended May 30, 2002
Amended October 9, 2002
Amended February 25, 2003
Approved By Stockholders May 21, 2003
Amended January 28, 2004
Approved By Stockholders June 7, 2004
Amended and Restated March 8, 2006
Amended and Restated March 9, 2007
Approved By Stockholders June __, 2007
Termination Date: March 7, 2017

1.             PURPOSES.

                (a)            The Plan initially was established effective as of February 19, 1996 (the “Prior Plan”). The Prior Plan hereby was amended and restated in its entirety as the Plan, effective as of the date of the closing of the initial public offering (“IPO”) of the common stock of the Company (“Common Stock”). The terms of the Prior Plan shall remain in effect and apply to all options granted pursuant to the Prior Plan. Since the IPO, the Plan has been amended and restated a number of times and was most recently amended and restated on March 8, 2007.

                (b)            The purpose of the Plan is to provide a means by which selected Employees, Directors and Consultants may be given an opportunity to benefit from increases in value of the Common Stock through the granting of (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses, (iv) rights to purchase restricted stock, (v) Restricted Stock Unit Awards and (vi) Stock Appreciation Rights.

                (c)            The Company, by means of the Plan, seeks to retain the services of persons who are now Employees, Directors or Consultants, to secure and retain the services of new Employees, Directors and Consultants and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

                (d)            The Company intends that the Stock Awards issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Options granted pursuant to Section 6 hereof, including Incentive Stock Options and Nonstatutory Stock Options, (ii) stock bonuses and rights to purchase restricted stock granted pursuant to Section 7 hereof, (iii) Restricted Stock Unit Awards granted pursuant to Section 8 hereof, or (iv) Stock Appreciation Rights granted pursuant to Section 9 hereof. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2.             DEFINITIONS.

                (a)           “Affiliate”  means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

                (b)           “Board”  means the Board of Directors of the Company.

                (c)           “Code”  means the Internal Revenue Code of 1986, as amended.

                (d)           “Committee”  means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

                (e)           “Company”  means Scientific Learning Corporation, a Delaware corporation.

                (f)            “Consultant”  means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

                (g)           “Continuous Service”  means that the Optionee’s employment or service with the Company or an Affiliate of the Company, whether in the capacity of an Employee, a Director or a Consultant, is not interrupted or terminated. The Optionee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders employment or service to the Company or an Affiliate or the Company or a change in the entity for which the Optionee renders such employment or service, provided that there is no interruption or termination of the Optionee’s Continuous Service. The Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Board or the Chief Executive Officer of the Company, including sick leave, military leave, or any other personal leave.

                (h)           “Covered Employee”  means the Chief Executive Officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

                (i)            “Director”  means a member of the Board.

                (j)            “Disability”  means the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person’s position with the Company or an Affiliate of the Company because of the sickness or injury of the person.

                (k)           “Employee”  means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

                (l)            “Exchange Act”  means the Securities Exchange Act of 1934, as amended.

                (m)          “Fair Market Value”  means, as of any date, the value of the Common Stock of the Company determined as follows:

                                                (1)            If the Common Stock is listed on any established stock exchange, traded on any Nasdaq market, or quoted on the OTC Bulletin Board, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange, market or board (or the exchange or market with the greatest volume of trading in Common Stock) on the day of determination (or, if there was no closing sales price for that day, on the immediately prior trading day on which there was a closing sales price), as reported in the Wall Street Journal or such other source as the Board deems reliable;

                                                (2)            In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board and to the extent that the Company is subject to Section 260.140.50 of Title 10 of the California Code of Regulations at the time a Stock Award is granted, in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations.

                (n)           “Incentive Stock Option”  means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

                (o)           “Non-Employee Director”  means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

                (p)           “Nonstatutory Stock Option”  means an Option not intended to qualify as an Incentive Stock Option.

                (q)           “Officer”  means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

                (r)           “Option”  means a stock option granted pursuant to the Plan.

                (s)           “Option Agreement”  means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

                (t)            “Optionee”  means a person to whom an Option is granted pursuant to the Plan, or if applicable, such other person who holds an outstanding Option.

                (u)           “Outside Director”  means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time, and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

                (v)            “Participant”  means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

                (w)           “Plan”  means this Scientific Learning Corporation 1999 Equity Incentive Plan.

                (x)           “Restricted Stock Unit Award”  means a Stock Award denominated in shares of Common Stock equivalents granted pursuant to the terms and conditions of Section 8 in which the Participant has the right to receive a specified number of shares of Common Stock over a specified period of time.

                (y)           “Restricted Stock Unit Award Agreement”  means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of an individual Restricted Stock Unit Award. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

                (z)           “Rule 16b-3”  means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

                (aa)         “Securities Act”  means the Securities Act of 1933, as amended.

                (bb)         “Stock Appreciation Right”  means any of the various types of rights which may be granted under Section 9 of the Plan.

                (cc)         “Stock Award”  means any right granted under the Plan, including any Option, any stock bonus, any right to purchase restricted stock, any Restricted Stock Unit Award and any Stock Appreciation Right.

                (dd)         “Stock Award Agreement”  means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

                (ee)         “Ten Percent Stockholder”  means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Affiliates.

3. ADMINISTRATION.

                (a)            The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

                (b)            The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

                                                (1)            To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; whether a Stock Award will be an Incentive Stock Option or a Nonstatutory Stock Option, a stock bonus, a right to purchase restricted stock, a Restricted Stock Unit Award or a Stock Appreciation Right or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; whether a person shall be permitted to receive stock upon exercise of an Independent Stock Appreciation Right; and the number of shares with respect to which a Stock Award shall be granted to each such person.

                                                (2)            To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                                                (3)            To amend the Plan or a Stock Award as provided in Section 14.

                                                (4)            Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

                (c)            The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board. In the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Code Section 162(m), or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Notwithstanding anything in this Section 3 to the contrary, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options to eligible persons who (1) are not then subject to Section 16 of the Exchange Act and/or (2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option, or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code.

4. SHARES SUBJECT TO THE PLAN.

                (a)            Subject to the provisions of subsection 13(a) relating to adjustments upon changes in stock and subject to Section 4(c) below, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate Six Million Four Hundred Ninety-Two Thousand Six Hundred Sixty Six (6,492,666) shares of Common Stock, less any shares which are subject to Stock Awards granted under the Company’s Milestone Equity Incentive Plan, as then in effect. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. Shares subject to Stock Appreciation Rights exercised in accordance with Section 9 of the Plan shall not be available for subsequent issuance under the Plan.

                (b)            The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

                (c)            Notwithstanding any provision herein to the contrary, in the event the Plan is not approved by holders of at least two-thirds of the Company’s outstanding common stock within twelve months of the date a Stock Award is first granted hereunder following the October 2002 amendment of the Plan, then, unless an exemption from qualification is available with respect to such grant that does not require compliance with the provisions of 260.140.45 of the California Code of Regulations, any Stock Award granted hereunder which (i) followed the October 2002 amendment of the Plan and (ii) was granted at a time when the total number of securities issuable upon exercise of all outstanding options [exclusive of rights described in Section 260.140.40 and warrants described in Sections 260.140.43 and 260.140.44 of the California Code of Regulations, and any purchase plan or agreement as described in Section 260.140.42 of the California Code of Regulations (provided that the purchase plan or agreement provides that all securities will have a purchase price of 100% of the fair value, as determined in accordance with Section 260.140.50 of the California Code of Regulations, of the security either at the time the person is granted the right to purchase securities under the plan or agreement or at the time the purchase is consummated)] and the total number of securities called for under any bonus or similar plan or agreement exceeded 30% of the Company’s then outstanding securities, calculated on an as-converted to common stock basis, shall be void.

5.             ELIGIBILITY.

                (a)            Incentive Stock Options and Stock Appreciation Rights appurtenant thereto may be granted only to Employees. Stock Awards other than Incentive Stock Options and Stock Appreciation Rights appurtenant thereto may be granted to Employees, Directors and Consultants.

                (b)            No Ten Percent Stockholder shall be eligible for the grant of an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

                (c)            Subject to the provisions of Section 13 relating to adjustments upon changes in stock, no employee shall be eligible to be granted Options and Stock Appreciation Rights covering more than One Million Four Hundred Thousand (1,400,000) shares of the Common Stock in any calendar year.

6.             OPTION PROVISIONS.

                Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

                (a)            Term. No Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

                (b)            Price. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted; provided, however, that to the extent the Company is subject to Section 260.140.41 of Title 10 of the California Code of Regulations at the time the Nonstatutory Stock Option is granted, the exercise price of each Nonstatutory Stock Option granted to a Ten Percent Stockholder shall be at least (i) one hundred ten percent (110%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted or (ii) such lower percentage of the Fair Market Value of the stock subject to the Option on the date the Option is granted as is permitted by Section 260.140.41 of Title 10 of the California Code of Regulations at the time of the grant of the Option.

                (c)            Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or (ii) at the discretion of the Board (A) by delivery to the Company of other Common Stock of the Company, (B) according to a deferred payment (however, payment of the common stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment), or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock of the Company) with the person to whom the Option is granted or to whom the Option is transferred pursuant to subsection 6(d), or (C) in any other form of legal consideration that may be acceptable to the Board.

                In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

                The exercise price of an option may be paid by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations.

                (d)           Transferability. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person. A Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and, to the extent provided in the Option Agreement, to such further extent as permitted by Section 260.140.41(d) of Title 10 of the California Code of Regulations at the time of the grant of the Option, and shall be exercisable during the lifetime of the Optionee only by the Optionee. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee. Notwithstanding the foregoing, the Optionee may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

                (e)           Vesting.  The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised, including the following subsection 6(f).

                (f)            Minimum Vesting.  Notwithstanding the foregoing Section 6(e), to the extent that the following restrictions on vesting are required by Section 260.140.41(f) of Title 10 of the California Code of Regulations at the time of the grant of the Option, then:

                                (i)             Options granted to an Employee who is not an Officer, Director or Consultant shall provide for vesting of the total number of shares of Common Stock at a rate of at least twenty percent (20%) per year over five (5) years from the date the Option was granted, subject to reasonable conditions such as continued employment; and

                                (ii)            Options granted to Officers, Directors or Consultants may be made fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

                (g)           Termination of the Optionee’s Continuous Service.  In the event an Optionee’s Continuous Service terminates (other than upon the Optionee’s death or Disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Optionee’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which, to the extent the Company is subject to Section 260.140.41 of Title 10 of the California Code of Regulations at the time the Option is granted, shall not be less than thirty (30) days), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

                An Optionee’s Option Agreement may also provide that, if the exercise of the Option following the termination of the Optionee’s Continuous Service (other than upon the Optionee’s death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option as described in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionee’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements (if such provisions would result in an extension of the time during which the Option may be exercised beyond the period described in the first paragraph of this subsection 6(g)).

                (h)           Disability of Optionee.  In the event an Optionee’s Continuous Service terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement, which, to the extent the Company is subject to Section 260.140.41 of Title 10 of the California Code of Regulations at the time the Option is granted, shall not be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

                (i)            Death of Optionee.  In the event of the death of an Optionee during, or within a period specified in the Option after the termination of, the Optionee’s Continuous Service, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option at the date of death) by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionee’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which, to the extent the Company is subject to Section 260.140.41 of Title 10 of the California Code of Regulations at the time the Option is granted, shall not be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

                (j)            Early Exercise.  The Option may, but need not, include a provision whereby the Optionee may elect at any time before the Optionee’s Continuous Service terminates to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

7.             TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK.

                Each stock bonus or restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions as appropriate:

                (a)           Purchase Price.  The purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such agreement, which, to the extent the Company is subject to Section 260.140.42 of Title 10 of the California Code of Regulations at the time the restricted Stock Award is granted, shall be at least eighty-five percent (85%) of the Fair Market Value of the stock subject to the agreement, except that for any Ten Percent Stockholder, the purchase price shall be at least one hundred percent (100%) of the Fair Market Value of the stock subject to the agreement. Notwithstanding the foregoing, the Board may determine that eligible participants in the Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company for its benefit.

                (b)           Transferability.  Rights under a stock bonus or restricted stock purchase agreement shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

                (c)           Consideration.  The purchase price of stock acquired pursuant to a stock purchase agreement shall be paid either: (i) in cash; (ii) at the discretion of the Board, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Notwithstanding the foregoing, the Board to which administration of the Plan has been delegated may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

                (d)           Vesting.  Subject to the “Repurchase Limitation” in Section 12 (g), shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

                (e)           Termination of Continuous Service.  Subject to the “Repurchase Limitation” in Section 12 (g), in the event the Stock Award recipient’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

8.             RESTRICTED STOCK UNIT AWARDS.

                Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, but each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

                (a)           Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award will not be less that the par value of a share of Common Stock. Such consideration may be paid in any form permitted under applicable law.

                (b)           Vesting.  At the time of grant of a Restricted Stock Unit Award, the Board shall impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its absolute discretion, deems appropriate. The Board may condition the vesting of the Restricted Stock Unit Award upon the attainment of specified performance objectives or such other factors as the Board may determine in its sole discretion, including time-based vesting.

                (c)           Payment.  A Restricted Stock Unit Award will be denominated in shares of Common Stock equivalents. A Restricted Stock Unit Award will be settled by the delivery of shares of Common Stock.

                (d)           Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock equivalents covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock equivalents covered by the Restricted Stock Unit Award by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equivalents covered by the Restricted Stock Unit Award then credited by (2) the Fair Market Value per share of Common Stock on the payment date for such dividend, or in such other manner as determined by the Board. Any additional share equivalents covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents shall be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

                (e)           Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.

                (f)            Transferability.  Restricted Stock Units shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Unit Agreement, as the Board shall determine in its discretion.

9.             STOCK APPRECIATION RIGHTS.

                (a)           Exercise.   To exercise any outstanding Stock Appreciation Right, the holder must provide written notice of exercise to the Company in compliance with the provisions of the Stock Award Agreement evidencing such right. Except as provided in subsection 5(c), no limitation shall exist on the aggregate amount of cash payments the Company may make under the Plan in connection with the exercise of a Stock Appreciation Right.

                (b)           Awards. Three types of Stock Appreciation Rights shall be authorized for issuance under the Plan:

                                                (1)           Tandem Stock Appreciation Rights.  Tandem Stock Appreciation Rights will be granted appurtenant to an Option, and shall, except as specifically set forth in this Section 9, be subject to the same terms and conditions applicable to the particular Option grant to which it pertains. Tandem Stock Appreciation Rights will require the holder to elect between the exercise of the underlying Option for shares of stock and the surrender, in whole or in part, of such Option for an appreciation distribution. The appreciation distribution payable on the exercised Tandem Right shall be in cash (or, if so provided, in an equivalent number of shares of stock based on Fair Market Value on the date of the Option surrender) in an amount up to the excess of (A) the Fair Market Value (on the date of the Option surrender) of the number of shares of stock covered by that portion of the surrendered Option in which the Optionee is vested over (B) the aggregate exercise price payable for such vested shares.

                                                (2)           Concurrent Stock Appreciation Rights.  Concurrent Rights will be granted appurtenant to an Option and may apply to all or any portion of the shares of stock subject to the underlying Option and shall, except as specifically set forth in this Section 9, be subject to the same terms and conditions applicable to the particular Option grant to which it pertains. A Concurrent Right shall be exercised automatically at the same time the underlying Option is exercised with respect to the particular shares of stock to which the Concurrent Right pertains. The appreciation distribution payable on an exercised Concurrent Right shall be in cash (or, if so provided, in an equivalent number of shares of stock based on Fair Market Value on the date of the exercise of the Concurrent Right) in an amount equal to such portion as shall be determined by the Board or the Committee at the time of the grant of the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Concurrent Right) of the vested shares of stock purchased under the underlying Option which have Concurrent Rights appurtenant to them over (B) the aggregate exercise price paid for such shares.

                                                (3)           Independent Stock Appreciation Rights.  Independent Rights will be granted independently of any Option and shall, except as specifically set forth in this Section 9, be subject to the same terms and conditions applicable to Nonstatutory Stock Options as set forth in Section 6. They shall be denominated in share equivalents. The appreciation distribution payable on the exercised Independent Right shall be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Independent Right) of a number of shares of Company stock equal to the number of share equivalents in which the holder is vested under such Independent Right, and with respect to which the holder is exercising the Independent Right on such date, over (B) the aggregate Fair Market Value (on the date of the grant of the Independent Right) of such number of shares of Company stock. The appreciation distribution payable on the exercised Independent Right shall be in cash or, if so provided, in an equivalent number of shares of stock based on Fair Market Value on the date of the exercise of the Independent Right.

10.          COVENANTS OF THE COMPANY.

                (a)            During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Stock Awards.

                (b)            The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares under Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

11.          USE OF PROCEEDS FROM STOCK.

                Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

12.          MISCELLANEOUS.

                (a)            The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

                (b)            Neither the recipient of a Stock Award nor any person to whom a Stock Award is transferred in accordance with the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

                (c)            Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any recipient or other holder of Stock Awards any right to continue in the employ of the Company or any Affiliate or to continue serving as a Consultant or a Director, or shall affect the right of the Company or any

Affiliate to terminate the employment of any Employee with or without notice and with or without cause, or the right to terminate the relationship of any Consultant pursuant to the terms of such Consultant’s agreement with the Company or Affiliate or service as a Director pursuant to the Company’s Bylaws and the provisions of the corporate law of the state in which the Company is incorporated.

                (d)            To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

                (e)            The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred in accordance with the Plan, as a condition of exercising or acquiring stock under any Stock Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

                (f)             To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to such person by the Company) or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Stock Award; or (3) delivering to the Company owned and unencumbered shares of the Common Stock of the Company.

                (g)           Repurchase Limitation.  The terms of any repurchase option shall be specified in the Stock Award, and the repurchase price may be either the Fair Market Value of the shares of Common Stock on the date of termination of Continuous Service or the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price. To the extent required by Section 260.140.41 and Section 260.140.42 of Title 10 of the California Code of Regulations at the time a Stock Award is made, any repurchase option contained in a Stock Award granted to a person who is not an Officer, Director or Consultant shall be upon the terms described below:

                                (i)            Fair Market Value.  If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at not less than the Fair Market Value of the shares of Common Stock to be purchased on the date of termination of Continuous Service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”) and (ii) the right terminates when the shares of Common Stock become publicly traded.

                                (ii)           Original Purchase Price.  If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at the lower of (i) the Fair Market

Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price, then (x) the right to repurchase at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the shares of Common Stock per year over five (5) years from the date the Stock Award is granted (without respect to the date the Stock Award was exercised or became exercisable) and (y) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”).

                (h)           INFORMATION OBLIGATION. To the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to Participants at least annually. This Section 12 (h) shall not apply to key Employees whose duties in connection with the Company assure them access to equivalent information.

13.          ADJUSTMENTS UPON CHANGES IN STOCK.

                (a)            If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to subsection 4(a) and the maximum number of shares subject to award to any person during any calendar year pursuant to subsection 5(c), and the outstanding Stock Awards shall be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Stock Awards. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company”.)

                (b)            In the event of a proposed dissolution or liquidation of the Company, the Board shall notify the Stock Award holder at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, the Stock Award shall terminate immediately prior to the consummation of such proposed action.

                (c)            In the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then (i) any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 13 (b)) for those outstanding under the Plan, or (ii) in the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, (A) with respect to Stock Awards held by persons whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated prior to such event and the Stock Awards terminated if not exercised (if applicable) after such acceleration and at or prior to such event, and (B) with respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall be terminated if not exercised (if applicable) prior to such event.

                (d)            In the event of the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then, with respect to Stock Awards held by persons whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated immediately upon the happening of such event.

14.          AMENDMENT OF THE PLAN AND STOCK AWARDS.

                (a)            The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 13 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

                (b)            The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

                (c)            It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Optionees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

                (d)            Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

                (e)            The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

15.          TERMINATION OR SUSPENSION OF THE PLAN.

                (a)            The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate March 7, 2017. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Notwithstanding the foregoing, all Incentive Stock Options shall be granted, if at all, no later than the last day preceding the tenth (10th) anniversary of the earlier of (i) the date on which the latest increase in the maximum number of shares issuable under the Plan was approved by the stockholders of the Company or (ii) the date such amendment was adopted by the Board.

                (B)           Rights and obligations under any Stock Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Stock Award was granted.

16.          EFFECTIVE DATE OF PLAN.

                The Plan shall become effective as of the date of the closing of the IPO, but no Options or rights to purchase restricted stock granted under the Plan shall be exercised, and no stock bonuses shall be granted under the Plan, unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan was adopted by the Board.

APPENDIX 3

SCIENTIFIC LEARNING CORPORATION
1999 EMPLOYEE STOCK PURCHASE PLAN

Adopted April 22, 1999
Approved By Stockholders May 28, 1999
Amended March, 2002
Approved By Stockholders May 21, 2002
Amended October 9, 2002
Approved By Stockholders May 21, 2003
Amended March 8, 2007
Approved By Stockholders ________, 2007

1.             PURPOSE.

                (a)            The purpose of the 1999 Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Scientific Learning Corporation, a Delaware corporation (the “Company”), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase common stock of the Company.

                (b)           The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

                (c)            The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

                (d)            The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2.             ADMINISTRATION.

                (a)            The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

                (b)            The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

                                  (i)            To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

                                  (ii)           To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

                                  (iii)          To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                                 (iv)           To amend the Plan as provided in paragraph 13.

                                 (v)            Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

                (c)            The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”) constituted in accordance with the requirements of Rule 16b-3 (“Rule 16b-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.             SHARES SUBJECT TO THE PLAN.

                (a)            Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock and subject to Section 3(c) below, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate One Million Two Hundred Thousand (1,200,000) shares of the Company’s common stock (the “Common Stock”). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

                (b)            The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

                (c)            Notwithstanding any provision herein to the contrary, in the event the Plan is not approved by holders of at least two-thirds of the Company’s outstanding common stock within twelve months of the date a right is first granted hereunder following the October 2002 amendment of the Plan, then, unless an exemption from qualification is available with respect to such grant that does not require compliance with the provisions of 260.140.45 of the California Code of Regulations, any right granted hereunder which (i) followed the October 2002 amendment of the Plan and (ii) was granted at a time when the total number of securities issuable upon exercise of all outstanding options [exclusive of rights described in Section 260.140.40 and warrants described in Sections 260.140.43 and 260.140.44 of the California Code of Regulations, and any purchase plan or agreement as described in Section 260.140.42 of the California Code of Regulations (provided that the purchase plan or agreement provides that all securities will have a purchase price of 100% of the fair value, as determined in accordance with Section 260.140.50 of the California Code of Regulations, of the security either at the time the person is granted the right to purchase securities under the plan or agreement or at the time the purchase is consummated)] and the total number of securities called for under any bonus or similar plan or agreement exceeded 30% of the Company’s then outstanding securities, calculated on an as-converted to common stock basis, shall be void.

4.             GRANT OF RIGHTS; OFFERING.

                (a)            The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

                (b)            If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised.

5.             ELIGIBILITY.

                (a)            Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is for at least twenty (20) hours per week and at least five (5) months per calendar year.

                (b)            The Board or the Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

                                 (i)             the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

                                 (ii)           the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

                                 (iii)          the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

                (c)            No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

                (d)            An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

                (e)            Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6.             RIGHTS; PURCHASE PRICE.

                (a)            On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding fifteen percent (15%) of such employee’s Earnings (as defined by the Board or the Committee in each Offering) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one or more dates during an Offering (the “Purchase Date(s)”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

                (b)            In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

                (c)            The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

                                 (i)             an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

                                 (ii)            an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

7.             PARTICIPATION; WITHDRAWAL; TERMINATION.

                (a)            An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s Earnings during the Offering (as defined by the Board or Committee in each Offering). The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.

                (b)            At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

                (c)            Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee) under the Offering, without interest.

                (d)            Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.

8.             EXERCISE.

                (a)            On each Purchase Date specified therefor in the relevant Offering, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.

                (b)            No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9.             COVENANTS OF THE COMPANY.

                (a)            The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10.          USE OF PROCEEDS FROM STOCK.

                Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.          RIGHTS AS A STOCKHOLDER.

                A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s shareholdings acquired upon exercise of rights under the Plan are recorded in the books of the Company.

12.          ADJUSTMENTS UPON CHANGES IN STOCK.

                (a)            If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

                (b)            In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then, as determined by the Board in its sole discretion (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants’ accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering terminated.

13.          AMENDMENT OF THE PLAN.

                (a)            The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

                (b)           The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including.

                (c)            It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

                (d)            Rights and obligations under any rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

14.          DESIGNATION OF BENEFICIARY.

                (a)            A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death during an Offering.

                (b)            The participant may change such designation of beneficiary at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.          TERMINATION OR SUSPENSION OF THE PLAN.

                (a)            The Board in its discretion may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate either (i) at the time that all of the shares subject to the Plan’s share reserve, as increased and/or adjusted from time to time, have been issued under the terms of the Plan, or (ii) to the extent the Company is subject to Section 260.140.42 of Title 10 of the California Code of Regulations at the time any rights are granted under the Plan, on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board, or approved by the stockholders of the Company, whichever is earlier. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

                (b)            Rights and obligations under any rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

16.          EFFECTIVE DATE OF PLAN.

                The Plan shall become effective on the same day that the Company’s initial public offering of shares of common stock becomes effective (the “Effective Date”), but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board or the Committee, which date may be prior to the Effective Date.

17.          INFORMATION OBLIGATION.

                To the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to Participants at least annually. This Section 17 shall not apply to key employees whose duties in connection with the Company assure them access to equivalent information.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SCIENTIFIC LEARNING CORPORATION

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2007.

THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS OF THE COMPANY
RECOMMEND A VOTE FOR ALL PROPOSALS, INCLUDING ALL NOMINEES LISTED.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

SCIENTIFIC LEARNING CORPORATION

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL PROPOSALS.					Please mark your votes like this:		☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD authority as to ALL	2.	TO APPROVE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees: Robert Bowen Joseph B. Martin Edward V. Blanchard Jr.	☐	☐	3.	TO APPROVE OUR 1999 EQUITY INCENTIVE PLAN, AS AMENDED TO INCREASE THE NUMBER OF SHARES AUTHORIZED BY 1,000,000 AND TO MAKE OTHER CHANGES.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.			4.	TO APPROVE OUR 1999 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED TO INCREASE THE NUMBER OF AUTHORIZED SHARES BY 500,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

			5.	TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

			6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

				COMPANY ID:

				PROXYNUMBER:

				ACCOUNT NUMBER:

Signature:	Signature: Date:

Please sign exactly as your name appears hereon. If the shares are held by joint owners, both should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a signer is a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

By signing the other side, the signatory appoints Robert C. Bowen and Jane A. Freeman, and each of them, as attorneys and proxies of the signatory, with full power of substitution, to vote all of the shares of stock of Scientific Learning Corporation which the signatory is entitled to vote at the Annual Meeting of Stockholders to be held on June 1, 2007 at 10:00 a.m. local time, and at any adjournments, postponements and continuations thereof, with all power that the signatory would possess if personally present, upon the matters listed on the other side as instructed on the other side, with discretionary authority as to all other matters that may properly come before the meeting.

Annual Meeting of Stockholders June 1, 2007

TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE